Exhibit 10.86

CREDIT AGREEMENT

among

SBA SENIOR FINANCE II LLC,

as Borrower,

The Several Lenders

from Time to Time Parties Hereto,

TORONTO DOMINION (TEXAS) LLC,

as Administrative Agent,

RBS SECURITIES INC.,

as Syndication Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Co-Syndication Agent,

and

CITIBANK, N.A. and

JPMORGAN CHASE BANK, N.A.,

as Co-Documentation Agents

Dated as of February 11, 2010

TD SECURITIES (USA) LLC,

as Joint Lead Arranger and Joint Bookrunner,

RBS SECURITIES INC.,

as Joint Lead Arranger and Joint Bookrunner

and

BARCLAYS CAPITAL,

CITIBANK, N.A.,

DEUTSCHE BANK SECURITIES INC.,

J.P. MORGAN SECURITIES INC. and

WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners

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-ii-

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SCHEDULES:
1.1	Pricing Grid
4.8(b)	Mortgage Releases
4.15	Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.2(f)	Seller Subordination Terms
7.3(f)	Existing Liens

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Holland & Knight LLP
E-2	Form of Legal Opinion of Thomas P. Hunt, Esq., General Counsel of the Loan Parties
F	Form of Note
G	Form of Exemption Certificate
H	Form of Lender Addendum
I	Form of Letter of Credit Request
J	Form of Borrowing Notice
K	Form of New Lender Supplement
L	Form of Revolving Credit Commitment Increase Supplement

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CREDIT AGREEMENT, dated as of February 11, 2010, among SBA SENIOR FINANCE II LLC., a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), RBS SECURITIES INC., as Syndication Agent, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Co-Syndication Agent, CITIBANK, N.A. and JPMORGAN CHASE BANK, N.A., as Co-Documentation Agents, and TORONTO DOMINION (TEXAS) LLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower has requested that the Lenders agree to make certain extensions of credit to the Borrower; and

WHEREAS, the Lenders are willing to make such extensions of credit solely on the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“2006 Securitization Arrangements”: the collective reference to the transactions and agreements, including the CMBS Management Agreement, described in the Offering Memorandum dated October 30, 2006 issued by SBA CMBS Trust in respect of the CMBS Series 2006-1, and all transactions related thereto.

“2006 Securitization Subsidiaries”: the collective reference to (i) SBA CMBS-1 Depositor LLC, SBA CMBS-1 Holdings LLC and each of their Subsidiaries and (ii) SBA Network Management, Inc., in each case so long as such Persons are subject to the 2006 Securitization Arrangements.

“Acceptable Tenant”: any Person that (a) has a contract with the Borrower or any of its Subsidiaries to locate wireless transmission antennae on a Tower and (b) either (i) is set forth on a list provided to the Administrative Agent prior to the Effective Date or (ii) has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Additional Securitization Arrangements”: the collective reference to the transactions and agreements, including the Additional Securitization Management Agreement, pursuant to which one or more domestic Excluded Subsidiaries owning Towers are converted to special purpose entities or Towers currently owned or subsequently acquired or built by such Excluded Subsidiaries are sold or otherwise transferred to special purpose entities, and pursuant to which certificates or evidences of Indebtedness are issued to third party investors backed by the cash flows and asset value of such Towers, and all transactions related thereto.

“Additional Securitization Management Agreement”: any management agreement having materially the same substance as the CMBS Management Agreement and entered into in connection with the Additional Securitization Arrangements, pursuant to which a direct or indirect Subsidiary or Subsidiaries of the Parent performs for the Additional Securitization Subsidiaries functions reasonably necessary to maintain, market, operate, manage and administer the Towers subject to the Additional Securitization Arrangements.

“Additional Securitization Subsidiaries”: the collective reference to the Excluded Subsidiaries that are subject to the Additional Securitization Arrangements.

“Adjustment Date”: as defined in the Pricing Grid.

“Administrative Agent”: as defined in the preamble hereto.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Agents”: the collective reference to the Co-Documentation Agents, the Syndication Agent, the Co-Syndication Agent and the Administrative Agent.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to (a) until the Effective Date, the aggregate amount of such Lender’s Revolving Credit Commitments at such time and (b) thereafter, (i) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding plus (ii) the amount of such Lender’s Term Loans, if any, then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreement”: the Credit Agreement referred to in the preamble hereto, as restated, amended, supplemented or otherwise modified from time to time.

“Annualized Borrower EBITDA”: for any fiscal quarter, (x) the sum (without duplication) of (a) the Consolidated Adjusted EBITDA for such quarter, plus (b) the lesser of $2,000,000 and the actual amount of selling, general and administrative expenses attributable to the Parent, Holdings or SBA Senior Finance during such quarter which were included in the determination of the items specified in clause (a) above, plus (c) the actual amount of cash management fees paid under the CMBS Management Agreement (as reported to the CMBS Trustee pursuant to the CMBS Loan Agreement)

and received by the Borrower or any Subsidiary Guarantor relating to such quarter, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Borrower and its Subsidiaries from the beginning of such quarter through and including the date on which Annualized Borrower EBITDA is determined (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter, multiplied by (y) four. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such quarter or subsequent to such quarter and on or prior to such date of determination shall be deemed to have occurred on the first day of such quarter and (B) the Consolidated Adjusted EBITDA attributable to Excluded Subsidiaries (other than the CMBS Manager or any Person acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements so long as such Person is a subsidiary of the Borrower), to discontinued operations, as determined in accordance with GAAP, and to operations or businesses disposed of prior to such date of determination, shall be deducted from Consolidated Adjusted EBITDA for such quarter.

“Annualized Cash Interest Expense”: for any fiscal quarter, (x) the total cash interest expense of the Borrower and its Subsidiaries for such quarter with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (in each case, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing in accordance with GAAP), multiplied by (y) four.

“Applicable Margin”: for each Revolving Credit Loan, the rate per annum set forth on the Pricing Grid.

“Application”: an application, in such form as the Issuing Lender may specify from time to time, including a Letter of Credit Request substantially in the form of Exhibit I, requesting the Issuing Lender to open a Letter of Credit.

“Arrangers”: TD Securities (USA) LLC and RBS Securities Inc.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (b), (c), (d), (f) or (i) of Section 7.5 and any Excluded Disposition) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value in the case of other non-cash proceeds) in excess of $1,000,000.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D.

“Assignor”: as defined in Section 10.6(c).

“Attributable Debt”: as to any sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Available Revolving Credit Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next  1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Eurodollar Rate on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%. For purposes hereof: “Prime Rate” shall mean the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published from time to time by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the Bank prime loan rate or its equivalent). Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“Benefitted Lender”: as defined in Section 10.7.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower”: as defined in the preamble hereto.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Revolving Credit Loans hereunder.

“Borrowing Notice”: with respect to any request for borrowing of Revolving Credit Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J, delivered to the Administrative Agent.

“Business Day”: (i) for all purposes other than as covered by clause (ii) below, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the interbank eurodollar market.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, money market deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States of America, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s; (f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“CMBS Loan Agreement”: the Amended and Restated Loan and Security Agreement, dated as of November 18, 2005, between SBA Properties, Inc. and SBA CMBS-1 Depositor LLC, as amended by the First Loan and Security Agreement Supplement and Amendment, dated as of November 18, 2005, between SBA Properties, Inc. and SBA CMBS-1 Depositor LLC, as further amended by the Second Loan and Security Agreement Supplement and Amendment, dated as of November 6, 2006, among SBA Properties, Inc., as Initial Borrower, SBA Towers, Inc., SBA Puerto Rico, Inc., SBA Sites, Inc., SBA Towers USVI, Inc. and SBA Structures, Inc., as Additional Borrowers, and Midland Loan Services, Inc., as Servicer on behalf of LaSalle Bank National Association, as Trustee, as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.8 and the other terms hereof and the terms thereof.

“CMBS Management Agreement”: the Management Agreement, dated as of November 18, 2005, as amended by the Joinder and Amendment to Management Agreement, dated as of November 6, 2006, among SBA Network Management, Inc., SBA Properties, Inc., SBA Towers, Inc., SBA Puerto Rico, Inc., SBA Sites, Inc., SBA Towers USVI, Inc. and SBA Structures, Inc., as the same may be amended, supplemented or otherwise modified from time to time in accordance with Section 7.8 and the other terms hereof and the terms thereof.

“CMBS Manager”: the “Manager” as defined in the CMBS Loan Agreement.

“CMBS Series 2006-1”: the Commercial Mortgage Pass-Through Certificates, Series 2006-1, issued in connection with the 2006 Securitization Arrangements.

“CMBS Trustee”: the Person then acting as “Trustee” as defined in the CMBS Loan Agreement.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: Citibank, N.A. and JPMorgan Chase Bank, N.A.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment Fee Rate”: the rate per annum set forth on the Pricing Grid.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with the Borrower within the meaning of Section 4001 of ERISA or is part of a group that includes the Borrower and that is treated as a single employer under Section 414 of the Code.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Communications Act”: the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as amended and as may be in effect from time to time.

“Consolidated Adjusted EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication, the sum of:

(i) provision for taxes based on income, profits or capital of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period, including franchise and similar taxes and foreign withholding taxes, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(ii) Consolidated Interest Expense of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, amortization of gain or loss from previously settled Hedge Agreements and net payments (if any) pursuant to Hedge Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(iii) all preferred stock dividends paid or accrued in respect of the Parent’s and its Subsidiaries’ preferred stock to Persons other than the Parent or a Wholly Owned Subsidiary of the Parent other than preferred stock dividends paid by the Parent in shares of preferred stock that is not Disqualified Stock to the extent that such dividends were deducted in computing such Consolidated Net Income, plus

(iv) non-recurring acquisition related costs required to be expensed pursuant to the adoption of SFAS 141(R) to the extent that such costs were deducted in computing such Consolidated Net Income, plus

(v) depreciation, accretion, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including non-cash compensation and non-cash ground lease expense, losses on early extinguishment of debt (including any premiums paid in connection with the discharge of Indebtedness) and any asset impairment charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of the Parent and its Subsidiaries (including the CMBS

Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period to the extent that such depreciation, accretion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus

(vi) non-cash items increasing such Consolidated Net Income for such period (including but not limited to non-cash straight-line leasing revenue, but excluding any such non-cash revenue to the extent that it represents an accrual of cash revenue to be received in any future period), minus

(vii) interest income of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period, to the extent that any such income was included in computing such Consolidated Net Income, in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense”: the total interest expense of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

“Consolidated Net Income”: for any period, the aggregate of the Net Income of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded (a) the Net Income (and net loss) of any Person that is accounted for by the equity method of accounting, except that such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) applicable to such Subsidiary.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Net Debt”: at any date, the aggregate principal amount of all Indebtedness of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) at such date determined on a consolidated basis in accordance with GAAP net of unencumbered and unrestricted cash and Cash Equivalents.

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Convertible Senior Notes Indentures”: the collective reference to (i) the Indenture dated as of March 26, 2007, among the Parent and U.S. Bank National Association, as trustee, together with all instruments and agreements entered into by the Parent in connection therewith and affecting the rights and obligations of the Parent under such Indenture, as in effect on the date hereof, (ii) the Indenture dated as of May 16, 2008, among the Parent and U.S. Bank National Association, as trustee, together with all instruments and agreements entered into by the Parent in connection therewith and affecting the rights and obligations of the Parent under such Indenture, as in effect on the date hereof and (iii) the Indenture dated as of April 24, 2009, among the Parent and U.S. Bank National Association, as trustee, together with all instruments and agreements entered into by the Parent in connection therewith and affecting the rights and obligations of the Parent under such Indenture, as in effect on the date hereof.

“Co-Syndication Agent”: Wells Fargo Bank, National Association.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Credit Loans or Term Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. For the avoidance of doubt, no Lender shall be a Defaulting Lender solely as a result of ownership or control of such Lender by a Governmental Authority or instrumentality thereof.

“Derivatives Counterparty”: as defined in Section 7.6.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the later of the Revolving Credit Termination Date or the final scheduled maturity date of all Term Loans, if any; provided, however, (1) that any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Parent to repurchase such Capital Stock upon the occurrence of a Fundamental Change (as defined in the Convertible Senior Notes Indentures) shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Parent may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 3.01 of the Convertible Senior Notes Indenture and (2) that any preferred stock that would constitute Disqualified Stock shall not constitute Disqualified Stock if issued as a dividend on then outstanding shares of preferred stock of the same class or series.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 are satisfied.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements

(including, without limitation, common law) of any international authority or other Governmental Authority having jurisdiction over the Borrower, any Subsidiary of the Borrower or any Tower, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment or of human health, or employee health and safety, as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan, the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, the rate per annum determined on the basis of the rate for deposits in Dollars for a period equal to such Interest Period commencing on the first day of such Interest Period appearing on the Reuters Screen LIBOR01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such Interest Period. In the event that such rate does not appear on such page (or otherwise on such screen), the “Eurodollar Base Rate” for purposes of this definition shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as may be selected by the Administrative Agent or, in the absence of such availability, by reference to the rate at which the Administrative Agent is offered Dollar deposits at or about 11:00 A.M., New York City time, two Business Days prior to the beginning of such Interest Period in the interbank eurodollar market where its eurodollar and foreign currency and exchange operations are then being conducted for delivery on the first day of such Interest Period for the number of days comprised therein.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest  1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Disposition”: the Disposition of any Tower to the extent that (a) the sum of (i) the Tower Cash Flow of such Tower for the twelve month period ending on the last day of the month most recently ended prior to such Disposition plus (ii) the aggregate Tower Cash Flow for such period of all other Towers Disposed of during such period does not exceed (b) 5% of Annualized Borrower EBITDA determined as of the end of the fiscal quarter most recently ended prior to such Disposition.

“Excluded Subsidiaries”: (x) any Subsidiary of the Parent (other than Holdings, SBA Senior Finance and the Borrower) (A) that is a Foreign Subsidiary or a Domestic Subsidiary substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries, in each case in respect of which either (i) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or (B) the Capital Stock of which is owned, directly or indirectly, by the Parent, Holdings or SBA Senior Finance (but not owned, directly or indirectly, by the Borrower or any Subsidiary of the Borrower) and (y) any Subsidiary that is a 2006 Securitization Subsidiary.

“FAA”: the Federal Aviation Administration, and any successor agency of the United States Government exercising substantially equivalent powers.

“FCC”: the Federal Communications Commission, and any successor agency of the United States Government exercising substantially equivalent powers.

“Federal Funds Effective Rate”: for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for the day of such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Funding Office”: the office designated from time to time by the Administrative Agent, by written notice to the Borrower and the Lenders, as the Funding Office.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: any nation or government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

“Guarantee and Collateral Agreement”: the Guarantee and Collateral Agreement to be executed and delivered by the Parent, Holdings, SBA Senior Finance, the Borrower and each other Loan Party, substantially in the form of Exhibit A, as the same may be restated, amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or any Subsidiary providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”: SBA Telecommunications Inc., a Florida corporation.

“Incremental Revolving Margin”: as defined in Section 2.19(d).

“Incremental Term Loan”: as defined in Section 2.20(a).

“Incremental Term Loan Amendment”: as defined in Section 2.20(c).

“Incremental Term Loan Notice”: as defined in Section 2.20(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the ordinary course of such Person’s business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period and (d) as to any Loan (other than a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (a) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (b) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period with respect to Revolving Credit Loans that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date and any Interest Period with respect to Term Loans, if any, shall end on the maturity date with respect to such Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: The Toronto-Dominion Bank, New York Branch in its capacity as issuer of any Letter of Credit.

“L/C Commitment”: $50,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations of any Lender at any time shall be its Revolving Credit Percentage of the total L/C Obligations at such time.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lender Addendum”: with respect to any initial Lender, a Lender Addendum, substantially in the form of Exhibit H, executed and delivered by such Lender on the Effective Date as provided in Section 10.17.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Applications and the Notes.

“Loan Parties”: the Parent, Holdings, SBA Senior Finance, the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document, and individually a “Loan Party.”

“Loans”: the collective reference to the Revolving Credit Loans and Term Loans, if any.

“Majority Revolving Facility Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of (i) the Borrower and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) taken as a whole or (ii) the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Loss”: the collective reference to the following items arising out of any Environmental Law or any liabilities or obligations with respect to any Materials of Environmental Concern that either (i) exceed $1,000,000 individually, or $5,000,000 in the aggregate, or (ii) would have a Material Adverse Effect: (a) any costs to the Borrower and/or any of its Subsidiaries relating to investigative, removal, remedial or other response activities, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties and any associated engineering, legal and other professional fees (including without limitation, costs of defending or asserting any claim) in connection with any of the foregoing and (b) any other losses to the Borrower and/or its Subsidiaries; provided that any amounts expended for environmental site assessments pursuant to customary due diligence conducted in connection with the acquisition of Towers and/or Tower sites shall be excluded from the calculation of any Material Environmental Loss.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, radiofrequency radiation or any other radiation associated with or allegedly associated with the telecommunications business, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“Multiemployer Plan”: a Plan that is a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Cash Proceeds”: (a) in connection with any Asset Sale or any Recovery Event, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale or Recovery Event, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale or Recovery Event (other than any Lien pursuant to a Security Document) and other customary fees and expenses (including commissions, transfer taxes and other customary expenses) actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including commissions, transfer taxes and other customary expenses) actually incurred in connection therewith.

“Net Hedge Exposure”: as of any date of determination, the aggregate amount of all payments that the Borrower or any of its Subsidiaries would have to make in the event of an early termination on such date in respect of outstanding Hedge Agreements, net of payments that the Borrower or any of its Subsidiaries would receive in the event of early termination on such date; provided, that for purposes of this Agreement, Net Hedge Exposure shall be deemed to be at least equal to (and not less than) zero.

“Net Income”: with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) or the write off of any deferred financing fees or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements), (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

“New Lenders”: the collective reference to each New Term Lender and each New Revolving Lender.

“New Lender Supplement”: with respect to any New Lender, a New Lender Supplement, substantially in the form of Exhibit K, executed and delivered by such New Lender as provided in Section 2.19(b).

“New Revolving Lender”: as defined in Section 2.19(b).

“New Term Lender”: as defined in Section 2.20(b).

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-U.S. Lender”: as defined in Section 2.15(d).

“Notes”: the collective reference to any promissory note evidencing Revolving Credit Loans or Term Loans, if any.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Term Loans, if any, or the Revolving Credit Loans, Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Term Loans, if any, or the Revolving Credit Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement, any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise.

“Offered Increase Amount”: as defined in Section 2.19(a).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Parent”: SBA Communications Corporation, a Florida corporation.

“Participant”: as defined in Section 10.6(b).

“Payment Office”: the office designated from time to time by the Administrative Agent, by written notice to the Borrower, as the Payment Office.

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which the Borrower or a Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Preferred Stock Purchase Rights”: rights issued by the Parent to holders of its common stock to purchase its Series E Junior Participating Preferred Stock, par value $.01 per share, as such rights may be amended from time to time.

“Pricing Grid”: the pricing grid attached hereto as Schedule 1.1.

“Pricing Ratio”: on any date, the ratio of Consolidated Total Debt on such date to Annualized Borrower EBITDA for the fiscal quarter most recently ended prior to such date.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an affiliate of a Lender.

“Qualified Tower”: (i) an existing Tower which has (a) at least one Acceptable Tenant leasing space on such Tower and (b) positive Tower Cash Flow for a period of not less than four consecutive fiscal quarters or (ii) a newly constructed Tower with respect to which (a) the Borrower or a Wholly Owned Subsidiary thereof shall have received an executed tenant lease from an Acceptable Tenant as of the date of completion of such Tower for occupancy to begin on or promptly following such date of completion and (b) on the date the construction of such Tower is completed, such Tower has positive Tower Cash Flow on a pro forma basis (including any executed leases to be in effect on such date of completion).

“Qualified Tower Portfolio”: with respect to any acquisition, either (i) a Tower or group of Towers which has (a) an average of at least one Acceptable Tenant leasing space on each Tower at the time of such acquisition and (b) on the date of such acquisition, positive Tower Cash Flow on a pro forma basis for the fiscal quarter immediately following such date of acquisition after giving effect to such acquisition (including any executed leases to be in effect on the date of such acquisition) or (ii) a corporation or any other entity engaged primarily in the business of owning, developing, constructing, managing, leasing and/or operating any Tower or group of Towers satisfying the criteria specified in clause (i) above.

“Recovery Event”: any settlement of or payment in respect of any property or casualty insurance claim or any condemnation proceeding relating to any asset of the Borrower or any of its Subsidiaries which yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $1,000,000.

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to (i) prepay the Term Loans, if any, and reduce the Revolving Credit Commitments pursuant to Section 2.7(a) as a result of the delivery of a Reinvestment Notice or (ii) prepay Revolving Credit Loans (without a reduction of the Revolving Credit Commitments) and Term Loans, if any, pursuant to Section 2.7(b) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale or Recovery Event in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale or Recovery Event to (a) in the case of an Asset Sale the subject of which is a Tower, acquire Qualified Tower Portfolios or construct Qualified Towers or (b) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 365 days after such Reinvestment Event and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, (i) in the case of an Asset Sale the subject of which is a Tower, acquire Qualified Tower Portfolios or construct Qualified Towers or (ii) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets, in each case with all or any portion of the relevant Reinvestment Deferred Amount.

“Reinvestment Prepayment or Commitment Reduction Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to (a) in the case of an Asset Sale the subject of which is a Tower, acquire Qualified Tower Portfolios or construct Qualified Towers or (b) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such advisor.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under subsections .27, .28, .29, .30, .31, .32, .34 or .35 of PBGC Reg. § 4043.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate principal amount of the Term Loans, if any, then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Responsible Officer”: the chief executive officer, president, chief financial officer, chief accounting officer or vice president of investor relations and/or capital markets of the Borrower, but in any event, with respect to financial matters, the chief financial officer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth under the heading “Revolving Credit Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Revolving Credit Commitments as of the Effective Date is $500,000,000.

“Revolving Credit Commitment Increase Notice”: as defined in Section 2.19(a).

“Revolving Credit Commitment Period”: the period from and including the Effective Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Loans”: as defined in Section 2.1.

“Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments, provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the Total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Revolving Extensions of Credit then outstanding, giving effect to any Lender’s status as a Defaulting Lender at such time).

“Revolving Credit Termination Date”: February 11, 2015.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“SBA Senior Finance”: SBA Senior Finance, Inc.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securitization Subsidiaries”: the collective reference to the 2006 Securitization Subsidiaries and the Additional Securitization Subsidiaries, if any.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Services Business”: the site acquisition, site development and site construction businesses of the Borrower and its Subsidiaries.

“Single Employer Plan”: any Plan that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a

Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, unless otherwise indicated, a “Subsidiary” or “Subsidiaries” shall not include the CMBS Manager or, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements.

“Subsidiary Guarantor”: each Subsidiary of the Borrower (other than any Excluded Subsidiary) party to the Guarantee and Collateral Agreement.

“Syndication Agent”: RBS Securities, Inc.

“Term Loans”: as defined in Section 2.20(a).

“Total Availability”: as of any date of determination, the lesser of (i) the aggregate Available Revolving Credit Commitments on such date and (ii) the amount equal to the excess, if any, of (a) the product of (x) 5.0 times (y) Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 over (b) the sum of (x) Consolidated Total Debt and (y) Net Hedge Exposure on such date.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of all the Lenders outstanding at such time.

“Total Tower Revenue”: for any period, the Borrower’s revenue from all Towers for such period minus any non-cash income which was included in revenue for such period as a result of GAAP “straight-lining” pertaining to tenant leases.

“Tower”: any wireless transmission tower or similar structure, and related assets that are located on the site of such wireless transmission tower, owned by the Borrower or any of its Subsidiaries or leased by the Borrower or any of its Subsidiaries pursuant to a lease required to be classified and accounted for as a capital lease on a balance sheet of the Borrower and its Subsidiaries under GAAP.

“Tower Cash Flow”: for any period, site leasing revenue less the cost of site leasing revenues (excluding maintenance capital expenditures, depreciation, amortization and accretion to the extent included in the cost of site leasing revenues) of any Person that owns a Tower for such period, all determined in accordance with GAAP, but excluding the non-cash impact of straightlining revenue or ground lease expense as required by FAS 13. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by the Parent or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) or revenues derived from the sale of assets.

“Transferee”: as defined in Section 10.14.

“Type”: as to any Loan, its nature as a Base Rate Loan or a Eurodollar Loan.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, Holdings, the Borrower and their respective Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, Holdings the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1. Revolving Credit Commitments. Subject to the terms and conditions hereof, each Lender severally agrees to make revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the lesser of (i) the amount of such Lender’s Revolving Credit Commitment and (ii) the amount equal to such Lender’s Revolving Credit Percentage of the Total Availability at such time. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or Base Rate Loans, as determined by the Borrower and notified to the

Administrative Agent in accordance with Sections 2.2 and 2.7(d), provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date.

2.2. Procedure for Revolving Credit Borrowing. The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to 12:00 Noon, New York City time, (a) three Business Days prior to the requested Borrowing Date, in the case of Eurodollar Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), specifying (i) the amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $500,000 in excess thereof. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower at the Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds immediately available to the Administrative Agent. The Administrative Agent shall make available to the Borrower the aggregate of the amounts made available to the Administrative Agent by the Lenders in like funds as received by the Administrative Agent.

2.3. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to such Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender, substantially in the form of Exhibit F, with appropriate insertions as to date and principal amount.

2.4. Commitment Fees, etc. (a) Subject to Section 2.21, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September, December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the date hereof.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.5. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.6. Optional Prepayments. The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except as otherwise provided herein), upon irrevocable notice delivered to the Administrative Agent at least three Business Days prior thereto in the case of Eurodollar Loans and at least one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans)

accrued interest to such date on the amount prepaid. Optional partial prepayments of Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof. Optional partial prepayments of Term Loans, if any, shall be in the aggregate principal amounts specified in the Incremental Term Loan Amendment for such Term Loans.

2.7. Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on or prior to the 10th day after such date to the prepayment of the Term Loans, if any, and the permanent reduction of the Revolving Credit Commitments in accordance with Sections 2.7(d) and 2.13); provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment or Commitment Reduction Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Term Loans, if any, and the permanent reduction of the Revolving Credit Commitments in accordance with Sections 2.7(d) and 2.13.

(b) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Recovery Event then, unless a Reinvestment Notice shall be delivered in respect thereof, such Net Cash Proceeds shall be applied on or prior to the 10th day after such date to the prepayment of the Revolving Credit Loans and the Term Loans, if any, in accordance with Sections 2.7(d) and 2.13; provided, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment or Commitment Reduction Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of the Revolving Credit Loans and the Term Loans, if any, in accordance with Sections 2.7(d) and 2.13.

(c) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof not otherwise applied in accordance with Section 2.7(a) shall be applied on the date of such incurrence to the prepayment of the Revolving Credit Loans and the Term Loans, if any, in accordance with Sections 2.7(d) and 2.13.

(d) Amounts to be applied in connection with Term Loan prepayments and Revolving Credit Commitment reductions made pursuant to Section 2.7(a) shall be applied ratably to the prepayment of the Term Loans, if any, and the reduction of the Revolving Credit Commitments, in each case, based on the then outstanding Term Loans, if any, and the then Total Revolving Credit Commitments. Amounts to be applied in connection with Revolving Credit Loan and Term Loan prepayments made pursuant to Section 2.7(b) and 2.7(c) shall be applied ratably to the prepayment of the Revolving Credit Loans (without any corresponding reduction of the Revolving Credit Commitments) and the Term Loans, if any, in each case, based on the then outstanding Revolving Credit Loans and Term Loans, if any. The application of any prepayment pursuant to Section 2.7 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Amounts required by Section 2.7(a) to be applied to the permanent reduction of the Revolving Credit Commitments shall be accompanied by prepayment of the Revolving Credit Loans to the extent, if any, that the Total Revolving Extensions of Credit exceed the amount of the Total Revolving Credit Commitments as so reduced; provided that if the aggregate principal amount of Revolving Credit Loans then outstanding is less than the amount of such excess (because L/C Obligations constitute a portion thereof), the Borrower shall, to the extent of the balance of such excess, replace outstanding Letters of Credit and/or deposit an amount in cash in a cash collateral account established with the Administrative Agent for the benefit of the Lenders on terms and conditions satisfactory to the Administrative Agent. Each prepayment of Term Loans, if any, and Revolving Credit Loans under Section 2.7 (except in the case of Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

2.8. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Eurodollar Loans to Base Rate Loans by giving the Administrative Agent at least two Business Days’ prior irrevocable notice of such election, provided that any such conversion of Eurodollar Loans may only be made on the last day of an Interest Period with respect thereto. The Borrower may elect from time to time to convert Base Rate Loans to Eurodollar Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Eurodollar Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) with respect to Revolving Credit Loans, after the date that is one month prior to the final scheduled termination or maturity date of the Revolving Credit Facility and with respect to Term Loans, if any, after the date that is one month prior to the final scheduled maturity date of such Term Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such upon the expiration of the then current Interest Period with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) with respect to Revolving Credit Loans, after the date that is one month prior to the final scheduled termination or maturity date of the Revolving Credit Facility and with respect to Term Loans, if any, after the date that is one month prior to the final scheduled maturity date of such Term Loans; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of

Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $500,000 in excess thereof and (b) no more than ten (10) Eurodollar Tranches shall be outstanding at any one time in respect of the Revolving Credit Loans, and no more than the maximum amount of Eurodollar tranches set forth in the applicable Incremental Term Loan Amendment shall be outstanding at any one time in respect of the Term Loans, if any.

2.10. Interest Rates and Payment Dates. (a) Each Eurodollar Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(c) (i) If all or a portion of the principal amount of any Term Loan, Revolving Credit Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Term Loans and the Revolving Credit Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Term Loan, Revolving Credit Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(d) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (c) of this Section shall be payable from time to time on demand.

2.11. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12. Inability to Determine Interest Rate. If prior to the first day of any Interest Period:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or

(b) the Administrative Agent shall have received notice from the Required Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period, the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower and the relevant Lenders as soon as practicable thereafter. If such notice is given (x) any Eurodollar Loans requested to be made on the first day of such Interest Period shall be made as Base Rate Loans, (y) any Loans that were to have been converted on the first day of such Interest Period to Eurodollar Loans shall be continued as Base Rate Loans and (z) any outstanding Eurodollar Loans shall be converted, on the last day of the then current Interest Period with respect thereto, to Base Rate Loans. Until such notice has been withdrawn by the Administrative Agent, no further Eurodollar Loans shall be made or continued as such, nor shall the Borrower have the right to convert Loans to Eurodollar Loans.

2.13. Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Loans and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Percentages of the Lenders. Each payment in respect of fees payable hereunder, and each payment in respect of Reimbursement Obligations, shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) (i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be allocated among the Lenders pro rata based on the outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. (ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans, if any, shall be allocated among the Lenders pro rata based on the outstanding principal amounts of the Term Loans then held by the Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans as specified in the Incremental Term Loan Amendment for such Term Loans. Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) The application of any payment of Loans (including mandatory prepayments but excluding optional prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. The application of optional prepayments shall be as directed by the Borrower. Each payment of the Loans (except in the case of Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise, shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the Payment Office, in Dollars and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average Federal Funds Effective Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average Federal Funds Effective Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(e), 2.13(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.14. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender, Transferee or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender, Transferee or the Issuing Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender, Transferee or the Issuing Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender, Transferee or Issuing Lender), by an amount which such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of (i), any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower shall promptly pay such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender), upon its demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) for such increased cost or reduced amount receivable. If any Lender, Transferee or Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled provided that the Borrower shall not be required to compensate a Lender, Transferee or Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date on which such Lender, Transferee or Issuing Lender notifies the Borrower of such Lender’s, Transferee’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date on which such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.15. Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document). If any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, as determined in good faith by the applicable withholding agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement, provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (d) or (e) of this Section or (ii) that are United States withholding taxes imposed on amounts payable to such Lender at the time the Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.15(a).

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If (i) the Borrower fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) the borrower fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the Borrower shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) or (ii), or any such direct imposition, in the case of (iii). The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender (or Transferee) that is not a U.S. Person as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) two copies of U.S. Internal Revenue Service (“IRS”) Form W-8BEN, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), or, in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents. Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation). In addition, each Non-U.S. Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Non-U.S. Lender. Each Non-U.S. Lender shall promptly notify the Borrower at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Non-U.S. Lender shall not be required to deliver any form pursuant to this paragraph that such Non-U.S. Lender is not legally able to deliver.

(e) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

2.16. Indemnity. The Borrower agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement or (c) the making of a prepayment or conversion of Eurodollar Loans on a day that is not the last day of an Interest Period with respect thereto. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, the Borrower shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.18. Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.17.

(b) If any Lender (i) requests compensation under Sections 2.14 or 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15(a), (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, if any, Revolving Credit Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14 or 2.17 or payments required to be made pursuant to Section 2.15(a), such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.19. Increase of Revolving Credit Commitments. (a) In the event that the Borrower wishes to increase the Total Revolving Credit Commitments at any time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Credit Commitment Increase Notice”), and the Administrative Agent shall notify each Lender of such proposed increase and provide such additional information regarding such proposed increase as any Lender may reasonably request. The Borrower may, at its election and with the consent of the Administrative Agent and the Issuing Lender (which consents shall not be unreasonably withheld), (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (c) below and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below. Each Revolving Credit Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Revolving Credit Commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

(b) Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Revolving Credit Commitments and which elects to become a party to this Agreement and provide a Revolving Credit Commitment in an amount so offered and accepted by it pursuant to Section 2.19(a)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent whereupon such bank, financial institution or other entity (herein called a “New Revolving Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Revolving Credit Commitment of any such New Revolving Lender shall be in an amount not less than $5,000,000.

(c) Any Lender which accepts an offer to it by the Borrower to increase its Revolving Credit Commitment pursuant to 2.19(a)(i) shall, in each case, execute a Revolving Credit Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit L, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased, and Schedule 1 to such Lender’s Lender Addendum (or such Lender’s Assignment and Acceptance, if applicable) shall be deemed to be amended to so increase the Revolving Credit Commitment of such Lender.

(d) Notwithstanding anything to the contrary in this Section 2.19, (i) in no event shall any transaction effected pursuant to this Section 2.19 cause the Total Revolving Credit Commitments to exceed $700,000,000, (ii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion and (iii) if the interest rates and fees applicable to any increased Revolving Credit Commitments (which for this purpose includes all upfront or similar fees (with such upfront fees being converted to interest rate margin as reasonably determined by the Administrative Agent based on an assumed three-year life to maturity) (the “Incremental Revolving Margin”) exceed the interest rate margin applicable to the existing Revolving Credit Commitments (which for this purpose includes all upfront or similar fees (with such upfront fees being converted to interest rate margin as reasonably determined by the Administrative Agent based on an assumed three-year life to maturity) then such interest rate margin applicable to the existing Revolving Credit Commitments shall be adjusted to equal the Incremental Revolving Margin.

2.20. Incremental Term Loans

(a) In the event that the Borrower wishes to add one or more tranches of term loans (the “Incremental Term Loans”) at any time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount of such proposed Incremental Term Loans (such notice, an “Incremental Term Loan Notice”), and the Administrative Agent shall notify each Lender of such proposed Incremental Term Loans and provide such additional information regarding such Incremental Term Loans as any Lender may reasonably request. The Borrower may, at its election, (i) offer one or more of the Lenders or (ii) offer one or more additional banks, financial institutions or other entities (a “New Term Lender”) the opportunity to participate in all or a portion of the Incremental Term Loans; provided that an Affiliate of the Borrower may not be a New Term Lender. Each Incremental Term Loan Notice shall specify which Lenders and/or New Term Lenders the Borrower desires to participate in such Incremental Term Loans. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or New Term Lenders of such offer.

(b) Notwithstanding anything to the contrary in this Section 2.20, (i) in no event shall the aggregate amount of the Term Loans made pursuant to this Section 2.20 exceed $800,000,000, (ii) the Incremental Term Loans shall (A) rank pari passu in right of payment and of security with the Revolving Credit Loans and any then outstanding Term Loans, (B) not mature earlier than six months after the Revolving Credit Termination Date and (C) not require scheduled payments of principal thereof (other than payments not to exceed 2% per annum) prior to the Revolving Credit Termination Date and (iii) no Lender shall have any obligation to participate in any Incremental Term Loans unless it agrees to do so in its sole discretion.

(c) Commitments in respect of Incremental Term Loans shall become effective under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Term Loan, if any, each New Term Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 2.20. The effectiveness of any Incremental Term Loan Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Term Loan Closing Date”) of the following conditions precedent: (A) the delivery by the Borrower to the Administrative Agent of a certificate signed by an authorized officer of each Loan Party (i) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan Amendment and (ii) in the case of the Borrower, certifying that the conditions set forth in Section 5.2 shall have been, or shall be simultaneously with the effectiveness of such Incremental Term Loan Amendment, satisfied; (B) pro forma compliance after giving effect to any Incremental Term Loan Amendment (and the making of any Incremental Term Loans) with Section 7.1 together with updated Projections of the type referred to in Section 6.2(c) giving effect to such Incremental Term Loan Amendment and the making of any Incremental Term Loans; (C) payment of fees and expenses in connection with such Incremental Term Loan Amendment prior to or simultaneously with the effectiveness of such Incremental Term Loan Amendment; and (D) if reasonably requested by the Administrative Agent, delivery of customary legal opinions from counsel substantially consistent, to the extent applicable, with those delivered on the Effective Date and reasonably satisfactory in form and substance to the Administrative Agent. Such additional term loans shall be subject to the terms of this Agreement and each of the other Loan Documents and, to the extent not specified or inconsistent with the terms and conditions set forth herein or therein, the terms and conditions applicable to each Incremental Term Loan as set forth in the Incremental Term Loan Amendment. From and after the Incremental Term Loan Closing Date for any Incremental Term Loans, such Incremental Term Loans shall be “Term Loans” for all purposes of the Loan Documents.

(d) This Section 2.20 shall supersede any provisions in Section 10.1 which would otherwise subject the Incremental Term Loan Amendment to the consent of Required Lenders.

2.21. Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.4;

(b) the Revolving Credit Commitment and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1);

(c) if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Aggregate Exposures plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 5.2 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.4 and Section 3.3(a) shall be adjusted in accordance with the non-Defaulting Lenders’ Revolving Credit Percentages; or

(v) if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Credit Percentage.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) either the aggregate amount of the Available Revolving Credit Commitments or the Total Availability would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date and (iii) only be payable on a sight basis with conforming certificates, if applicable.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly (but in no event more than five Business Days following the receipt of such Application) issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. The Issuing Lender shall, within three days of such issuance, give to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). Upon the written request of any Lender, the Administrative Agent will, within three Business Days of such request, inform such Lender of the aggregate drawable amount of all Letters of Credit outstanding on the date of such request.

3.3. Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay to the Issuing Lender for its own account a fronting fee for each outstanding Letter of Credit, equal to the greater of (x)  1/4 of 1.00% per annum on the aggregate drawable amount of such Letter of Credit and (y) $500. Such fronting fees shall be payable quarterly in arrears on each L/C Fee Payment Date and shall be nonrefundable.

(c) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder (including the Letters of Credit referred to on Schedule 7.2(d) which for all purposes of this Agreement shall be deemed issued hereunder) and the amount of each drawing paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a drawing is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such drawing, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Effective Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the next Business Day after each date on which the Issuing Lender notifies the Borrower of the date and amount of a drawing presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such drawing so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.10(b) and (ii) thereafter, Section 2.10(c). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(f) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made pursuant to Section 2.2 if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code in effect in the State of New York or, if applicable to such Letter of Credit, the Uniform Customs and Practice for Documentary Credits or the International Standby Practices as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7. Letter of Credit Payments. If any drawing shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any drawing presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each drawing) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1. Financial Condition. The audited consolidated balance sheets of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) as at December 31, 2008 and December 31, 2007 and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. The unaudited consolidated balance sheet of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) as at September 30, 2009, and the related unaudited consolidated statements of income and cash flows for the nine-month period ended on such date present fairly in all material respects the consolidated financial condition of the Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) as at such date, and the consolidated results of its operations and its consolidated cash flows for the nine-month period then ended (subject to normal year-end audit adjustments). All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Parent and its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2008 to and including the date hereof there has been no Disposition by the Parent of any material part of its business or Property.

4.2. No Change. Since December 31, 2008 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries except (x) as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) for such Contractual Obligations pursuant to which the Administrative Agent is required to execute and deliver a non-disturbance agreement and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens; Mortgage Releases. (a) Each of the Borrower and its Subsidiaries has title in fee simple to, a valid leasehold interest in, or an easement, license or permit to occupy, all its real property, and good title to, a valid leasehold interest in, or an easement, license or permit to occupy, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

(b) As of the Effective Date, (i) the Parent has obtained and sent for recording the contractual releases of all outstanding mortgages entered into with respect to the real properties referred to on Schedule 4.8(b) and (ii) at least 80% of such releases referred to in clause (i) have been recorded.

4.9. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10. Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority that are due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be) except with respect to state and local tax returns relating to taxes in an aggregate amount not exceeding $2,000,000 at any one time outstanding (after applying loss probability factors in accordance with GAAP) and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be; no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12. Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13. ERISA. Neither a Reportable Event nor any failure to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied in all material respects with the applicable provisions of ERISA and the Code. There has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan nor a failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan. There has been no determination that any Single Employer Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA). No termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during such five-year period. The present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits by a material amount. Neither the Borrower nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in a material liability under ERISA, and neither the Borrower nor any Commonly Controlled Entity would become subject to any material liability under ERISA if the Borrower or any such Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made. No such Multiemployer Plan is in Reorganization or Insolvent or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA).

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15. Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15 constitute all the Subsidiaries of the Borrower as of the Effective Date. Schedule 4.15 sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party (other than the Parent) or any Subsidiary of any Loan Party.

4.16. Use of Proceeds. The proceeds of the Loans made on or after the Effective Date shall be used for general corporate purposes of the Borrower and its Subsidiaries, including distributions to SBA Senior Finance.

4.17. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Environmental Loss:

(a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that: each of their Environmental Permits will be timely renewed and complied with, without material expense; any additional Environmental Permits that may be required of any of them will be timely obtained and complied with, without material expense; and compliance with any Environmental Law that is or is expected to become applicable to any of them will be timely attained and maintained, without material expense.

(b) Materials of Environmental Concern are not present at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law or otherwise result in costs to the Borrower or any of its Subsidiaries, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened; and to the knowledge of the Borrower or any of its Subsidiaries, there are no judicial, administrative, or arbitral proceedings under or relating to any Environmental Law pending or threatened against any Person, other than the Borrower or any of its Subsidiaries, that could reasonably be expected to affect the Borrower or any of its Subsidiaries.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained, by contract or operation of law, any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other written document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact actually known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, stock certificates representing such Pledged Stock having been delivered to the Administrative Agent and in the case of the other Collateral described in the Guarantee and Collateral Agreement, financing statements in appropriate form having been filed in the offices specified on Schedule 4.19 and such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement having been duly completed, the Guarantee and Collateral Agreement constitutes a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) to the extent a Lien on such Collateral can be perfected by the filing of a financing statement, by other filings specified on Schedule 3 to the Guarantee and Collateral Agreement or, in the case of Pledged Stock, control, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). Notwithstanding the foregoing, it is understood that neither mortgages nor fixture filings shall be made in respect of Tower or office locations.

4.20. Solvency. Each Loan Party is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21. Real Property Leases. The present and contemplated use of the real property owned or leased by the Borrower or any of its Subsidiaries for the operation of Towers is in compliance in all material respects with all applicable zoning ordinances and regulations and other laws and regulations where failure so to comply would result, or create reasonable risk of resulting, in a Material Adverse Effect. Each lease pursuant to which the Borrower or any of its Subsidiaries, as lessee, acquired rights in real property upon which any Tower is situated is in full force and effect, the Borrower or such Subsidiary has all rights of the lessee thereunder, there has been no default in the performance of any of its terms or conditions by the Borrower or any such Subsidiary nor (to the best of the Borrower’s knowledge) any other party thereto, and no claims of default have been asserted with respect thereto, in each case except as would not result, or would not create a reasonable risk of resulting, in a Material Adverse Effect.

4.22. FCC and FAA Matters; State Regulatory Compliance. (a) The Borrower (i) has duly and timely filed all material reports, registrations and other material filings, if any, which are required to be filed by it or any of its Subsidiaries under the Communications Act or any other applicable law, rule or regulation of any Governmental Authority, including the FCC and the FAA, the non-filing of which would not result, or be reasonably likely to result, in a Material Adverse Effect and (ii) is in compliance with all such laws, rules, regulations and ordinances, including those promulgated by the FCC and the FAA, to the extent the non-compliance with which would result, or be reasonably likely to result, in a Material Adverse Effect. All information provided by or on behalf of the Borrower or any Affiliate in any material filing, if any, with the FCC and the FAA relating to the business of the Borrower and its Subsidiaries was, to the knowledge of such Person at the time of filing, complete and correct in all material respects when made, and the FCC and the FAA have been notified of any substantial or significant changes in such information as may be required in accordance with applicable Requirements of Law.

(b) The Borrower and its Subsidiaries have all permits, certificates, licenses, tariff approvals and other authorizations from all state and federal Governmental Authorities required to conduct their current business except for such permits, certificates, licenses, tariff approvals and other authorizations as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any state or federal Governmental Authority, or of any other proceedings of or before any state or federal Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to Effectiveness. The occurrence of the Effective Date, and the agreement of each Lender to extensions of credit requested to be made by it hereunder, are subject to the satisfaction of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower, (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent, Holdings, SBA Senior Finance, the Borrower and each Subsidiary Guarantor and (iii) a Lender Addendum executed and delivered by each Lender and accepted by the Borrower.

(b) Financial Statements. The Lenders shall have received the consolidated financial statements described in Section 4.1, and there shall not have been in the reasonable judgment of the Lenders any material adverse change in the consolidated financial condition of the Parent, the Borrower, the Subsidiaries and the Securitization Subsidiaries from that reflected in the consolidated financial statements described in Section 4.1.

(c) Approvals. All governmental and third party approvals (including landlords’ and other consents) necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, except for such approvals as could not reasonably be expected to have a Material Adverse Effect.

(d) Related Agreements. The Administrative Agent shall have received true, correct and complete copies, certified as to authenticity by the Borrower, of the CMBS Management Agreement and such other documents or instruments as may be reasonably requested by the Administrative Agent, including, without limitation, a copy of any debt instrument, security agreement or other material contract to which any of the Loan Parties may be a party.

(e) Fees. The Lenders, the Arrangers and the Administrative Agent shall have received all fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), on or before the Effective Date.

(f) Financial Model. The Lenders shall have received a reasonably satisfactory financial model for fiscal years 2010-2015.

(g) Lien Searches; Mortgage Releases. The Administrative Agent shall have received the results of a recent lien search in each of the jurisdictions where the Loan Parties are located, and such search shall reveal no liens on any of the assets of the Borrower or its Subsidiaries except for liens permitted by Section 7.3.

(h) Closing Certificate; Certified Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with appropriate insertions and attachments, including the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and the certificate of formation and limited liability company agreement of each Loan Party that is a limited liability company, and (ii) a long form good standing certificate for each Loan Party from its jurisdiction of organization.

(i) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions:

(i) the legal opinion of Holland & Knight LLP, counsel to the Loan Parties and their Subsidiaries, substantially in the form of Exhibit E–1; and

(ii) the legal opinion of Thomas P. Hunt, Esq., general counsel of the Loan Parties, substantially in the form of Exhibit E–2.

Each such legal opinion shall cover such other matters incident to the transactions contemplated by this Agreement as the Administrative Agent may reasonably require.

(j) Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(k) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents or under law or reasonably requested by the Administrative Agent to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(l) Insurance. The Administrative Agent shall have received insurance certificates satisfying the requirements of Section 6.5 below and Section 5.3 of the Guarantee and Collateral Agreement with respect to the Borrower and its Subsidiaries.

(m) Cash Management. The Borrower shall have implemented cash management systems satisfactory to the Administrative Agent.

(n) PATRIOT Act. The Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(o) Pro Forma Compliance Certificate. The Administrative Agent shall have received a certificate of a Responsible Officer in form reasonably satisfactory to the Administrative Agent certifying that the Borrower shall be in compliance with the covenants set forth in Sections 7.1(a) and (b) and Parent shall be in compliance with the covenant set forth in Section 7.1(c), in each case, on a pro forma basis after giving effect to the extensions of credit requested to be made on the Effective Date, if any, and the use of proceeds thereof as if the requested borrowing had occurred on the last day of the most recently completed fiscal quarter and (i) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such last day and on or prior to the Effective Date and (ii) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such last day and on or prior to the Effective Date.

(p) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer of the Borrower (or other senior executive officer of the Borrower satisfactory to the Administrative Agent) in form reasonably satisfactory to the Administrative Agent certifying as to the solvency of the Borrower and its Subsidiaries considered as a whole after giving effect to the transactions contemplated hereby.

5.2. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for such representations and warranties expressly stated to be made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

(c) Pro Forma Compliance. The Borrower shall be in compliance with each of the covenants set forth in Section 7.1 on a pro forma basis after giving effect to the extensions of credit requested to be made on such date and the use of proceeds thereof as if the requested borrowing had occurred on the last day of the most recently completed fiscal quarter and (i) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such last day and on or prior to the date of such borrowing and (ii) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such last day and on or prior to the date of such borrowing.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.2 have been satisfied.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a) (i) as soon as available, but in any event by March 31, 2010, a copy of the unaudited consolidated and consolidating balance sheets of the Borrower and its consolidated Subsidiaries, in each case as at December 31, 2009, and the related unaudited consolidated and consolidating statements of income and unaudited consolidated statements of cash flows for such year and (ii) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent and the Borrower (commencing with the fiscal year ending December 31, 2009, in the case of the Parent and December 31, 2010, in the case of the Borrower), a copy of the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries and the unaudited consolidating balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, in each case as at the end of such year and the related audited consolidated and unaudited consolidating statements of income and related audited consolidated statements of cash flows for such year, setting forth in the case of the Parent in comparative form the figures for the previous year, reported on, in the case of such audited financial statements, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing; and

(b) as soon as available, but in any event not later than 45 days after the end of each of the first three quarterly periods of each fiscal year of the Parent and the Borrower, (i) the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, in each case as at the end of such quarter, (ii) the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, (iii) the related unaudited consolidating statements of income for the portion of the fiscal year through the end of such quarter and (iv) related unaudited consolidated statements of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year-end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2. Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender) or, in the case of clause (f), to the relevant Lender:

(a) concurrently with the delivery of the financial statements referred to in Section 6.1(a), a certificate of the independent certified public accountants reporting on such financial statements stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default in respect of the financial covenants contained in Section 7.1, except as specified in such certificate;

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1, (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate and (ii) a Compliance Certificate containing all information and calculations necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, including a detailed report of Restricted Payments made by the Borrower to SBA Senior Finance and a description of SBA Senior Finance’s, Holdings’ or the Parent’s use thereof, as applicable;

(c) as soon as available, and in any event no later than 45 days after the end of each fiscal year of the Borrower, a detailed consolidated financial model for the period beginning with such fiscal year through and including 2015 in form and substance reasonably satisfactory to the Administrative Agent (and in any event containing at least the level of detail contained in the financial model delivered pursuant to Section 5.1(f)) (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower, Holdings and the Parent may make to, or file with, the SEC or notice of such filing;

(e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any Commonly Controlled Entity may request with respect to any Multiemployer Plan; provided, that if the Loan Parties or any Commonly Controlled Entity have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(f) promptly, such additional financial and other information as any Lender may from time to time reasonably request.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4. Conduct of Business and Maintenance of Existence, etc. (a) (i) Preserve, renew and keep in full force and effect its corporate existence and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

6.5. Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Carry and maintain, at its own expense, at least the minimum insurance coverage set forth in this Section 6.5. The Borrower shall also carry and maintain any other insurance that the Administrative Agent may reasonably require from time to time. All insurance carried pursuant to this Section 6.5 shall be placed with such insurers having a minimum A.M. Best rating of A:X, and be in such form, with terms, conditions, limits and deductibles as shall be acceptable to the Administrative Agent.

(i) All Risk Property Insurance. The Borrower shall maintain all risk property insurance covering against physical loss or damage, including but not limited to fire and extended coverage, collapse, flood and earth movement. Coverage shall be written on a replacement cost basis and shall contain an agreed amount endorsement reasonably satisfactory to the Administrative Agent waiving any coinsurance penalty.

(ii) Business Interruption. As an extension of the insurance required under Section 6.5(b)(i), the Borrower shall maintain business interruption insurance, or such other similar coverage, covering extra expenses. Such insurance shall contain an agreed amount endorsement waiving any coinsurance penalty. The deductibles on this policy shall not be greater than 30 days.

(iii) Comprehensive General Liability Insurance. The Borrower shall maintain comprehensive general liability insurance written on an occurrence basis with a limit of not less than $1,000,000. Such coverage shall include, but not be limited to, premises/operations, explosion, collapse, underground hazards, contractual liability, independent contractors, products/completed operations, property damage and personal injury liability. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

(iv) Workers’ Compensation/Employer’s Liability. The Borrower shall maintain workers’ compensation insurance in accordance with statutory provisions covering accidental injury, illness or death of an employee of the Borrower while at work or in the scope of his employment with the Borrower and employer’s liability in an amount not less than $1,000,000.

(v) Automobile Liability. The Borrower shall maintain Automobile Liability insurance covering owned, non-owned, leased, hired or borrowed vehicles against bodily injury or property damage. Such coverage shall have a limit of not less than $1,000,000.

(vi) Excess/Umbrella Liability. The Borrower shall maintain excess or umbrella liability insurance in an amount not less than $15,000,000 written on an occurrence basis providing coverage limits excess of the insurance limits required under Sections 6.5(b)(iii), (b)(iv) (with respect to employer’s liability only), and (b)(v). Such insurance shall follow form the primary insurances and drop down in case of exhaustion of underlying limits and/or aggregates. Such insurance shall not contain an exclusion for punitive or exemplary damages where insurable by law.

(c) Ensure that each insurance policy carried and maintained in accordance with this Section 6.5 is endorsed as follows:

(i) The Borrower or its Subsidiary, as applicable, shall be the named insured and the Administrative Agent shall be additional insured and sole loss payee with respect to policies described in Sections 6.5(b)(i) and (b)(ii). The Borrower or its Subsidiary, as applicable, shall be the named insured and the Administrative Agent shall be additional insured with respect to policies described in Sections 6.5(b)(iii), (b)(iv) (to the extent allowed by law), (b)(v), and (b)(vi). It shall be understood that any obligation imposed upon the Borrower or any of its Subsidiaries including but not limited to the obligation to pay premiums, shall be the sole obligation of the Borrower or such Subsidiary and not that of the Administrative Agent;

(ii) with respect to the property policies described in Sections 6.5(b)(i) and (b)(ii), the interests of the Administrative Agent shall not be invalidated by any action or inaction of the Borrower or any of its Subsidiaries, or any other person, and shall insure the Administrative Agent regardless of any breach or violation by the Borrower or any of its Subsidiaries or any other person, of any warranties, declarations or conditions of such policies;

(iii) inasmuch as the liability policies are written to cover more than one insured, all terms conditions, insuring agreements and endorsements, with the exception of the limits of liability, shall operate in the same manner as if there were a separate policy covering each insured;

(iv) the insurers thereunder shall waive all rights of subrogation against the Administrative Agent any right of setoff or counterclaim and any other right to deduction, whether by attachment or otherwise;

(v) such insurance shall be primary without right of contribution of any other insurance carried by or on behalf of the Administrative Agent; and

(vi) if such insurance is canceled for any reason whatsoever, including nonpayment of premium, or any changes are initiated by the Borrower or any of its Subsidiaries or carrier which affect the interests of the Administrative Agent, such cancellation or change shall not be effective as to the Administrative Agent until 30 days, except for non-payment of premium which shall be ten days, after receipt by the Administrative Agent of written notice sent by registered mail from such insurer.

(d) At each policy renewal, but not less than annually, provide to the Administrative Agent approved certification from each insurer or by an authorized representative of each insurer. Such certification shall identify the underwriters, the type of insurance, the limits, deductibles, and term thereof and shall specifically list the special provisions delineated in Section 6.5(c) above for such insurance required for this Section 6.5.

(e) (i) Pay as they become due all premiums for such insurance, and (ii) not later than 15 days prior to the expiration of each policy to be furnished pursuant to the provisions of this Section, deliver an opinion from the Borrower’s independent insurance broker, acceptable to the Administrative Agent, stating that all premiums then due have been paid and that, in the opinion of such broker, the insurance then maintained by the Borrower is in accordance with this section. Furthermore, upon its first knowledge, such broker shall advise the Administrative Agent promptly in writing of any default in the payment of any premiums or any other act or omission, on the part of any person, which might invalidate or render unenforceable, in whole or in part, any insurance provided by the Borrower hereunder.

(f) Promptly comply with and conform to (i) all provisions of each such insurance policy, and (ii) all requirements of the insurers applicable to the Borrower and its Subsidiaries or to any of their real properties or to the use, manner of use, occupancy, possession, operation, maintenance, alteration or repair of any of their real Properties. The Borrower and its Subsidiaries shall not use or permit the use of their real properties in any manner which would permit any insurer to cancel any insurance policy or void coverage required to be maintained by this Section.

(g) If (x) any of such real properties, or any part thereof, shall be destroyed or damaged and the cost to repair and restore such destruction or damage shall exceed $250,000 in the Borrower’s commercially reasonable judgment or (y) any Tower shall be substantially destroyed, give immediate notice thereof to the Administrative Agent. All insurance proceeds with respect to Recovery Events shall be paid to the Administrative Agent to be applied to prepay the Loans to the extent required by Section 2.7(b) after giving effect to the reinvestment rights contained therein.

(h) At the option of the Borrower, maintain insurance required under this Section 6.5 by means of one or more blanket insurance policies; provided, however, that (A) any such policy shall specify, or the Borrower shall furnish to the Administrative Agent a written statement from the insurer so specifying, the maximum amount of the total insurance afforded by such blanket policy that is allocated to such real properties and any sublimits in such blanket policy applicable to such real properties, (B) each such blanket policy shall include an endorsement providing that, in the event of a loss resulting from an insured peril, insurance proceeds shall be allocated to such real properties in an amount equal to the coverages required to be maintained by the Borrower as provided above and (C) the protection afforded under any such blanket policy shall be no less than that which would have been afforded under a separate policy or policies relating only to such real properties.

(i) Make available to the Administrative Agent, upon reasonable advance notice, the insurance policies carried and maintained with respect to the obligations of the Borrower and its Subsidiaries under this Section 6.5. Upon request, the Borrower shall furnish the Administrative Agent with copies of all insurance policies, binders, and cover notes or other evidence of such insurance. Notwithstanding anything to the contrary herein, no provision of this Section 6.5 or any provision of this Agreement shall impose on the Administrative Agent any duty or obligation to verify the existence or adequacy of the insurance coverage maintained by the Borrower. The Administrative Agent, at its sole option, may obtain such insurance if not provided by the Borrower and in such event, the Borrower shall reimburse the Administrative Agent upon demand for the cost thereof together with interest.

6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (such visits and inspections to be coordinated by the Lenders to the extent reasonably practicable) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that if no Default or Event of Default has occurred, such visits shall be limited to once per fiscal quarter and such discussions shall be limited to once per week.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (A) under any Contractual Obligation of the Parent or any of its Subsidiaries beyond any period of grace provided in such Contractual Obligation or (B) with respect to the 2006 Securitization Arrangements or the Additional Securitization Arrangements, if any, whether or not any period of grace provided with respect to the 2006 Securitization Arrangements or the Additional Securitization Arrangements, if any has expired or (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Parent or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) in which the amount involved is $5,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought (other than injunctive relief related to a land development approval for a Tower);

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know thereof: (i) the occurrence of any Reportable Event with respect to any Plan, a failure to make any required contribution to a Plan, a failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, any determination that a Single Employer Plan is or is expected to be in “at risk”

status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien in favor of the PBGC or a Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or determination that any Multiemployer Plan is or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), or (ii) the institution of proceedings or the taking of any other action by the PBGC or the Borrower or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization, Insolvency, or “endangered” or “critical” status, of, any Plan;

(e) the following events, as soon as possible and in any event within ten days after the Borrower knows or has reason to know thereof: (i) any development, event, or condition that, individually or in the aggregate with other related developments, events or conditions, could reasonably be expected to result in the Borrower and its Subsidiaries sustaining a Material Environmental Loss; (ii) any notice that any governmental authority may deny any application for a material Environmental Permit sought by, or revoke or refuse to renew any material Environmental Permit held by, the Borrower or any of its Subsidiaries; and (iii) any Governmental Authority has identified the Borrower or any of its Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Borrower or its Subsidiaries; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, SBA Senior Finance, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws. (a) Comply in all material respects with, and use commercially reasonable efforts to ensure compliance in all material respects by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply in all material respects with and maintain any and all Environmental Permits required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all Environmental Permits required of them by any applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and the SBA Environmental Analysis Policy and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in a material liability to the Borrower or any of its Subsidiaries or to materially affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in a material liability to, or materially affect any real property owned or operated by, the Borrower or any of its Subsidiaries.

6.9. Additional Collateral, etc. (a) With respect to any personal Property acquired after the Effective Date by the Parent or any of its Subsidiaries (other than (w) any leasehold, easement or fee interest in real property, (x) any Property subject to a Lien expressly permitted by Section 7.3(g), (y) Property acquired by an Excluded Subsidiary and (z) Property acquired directly by the Parent, Holdings or SBA Senior Finance other than the Capital Stock of a Person of which any of Holdings, SBA Senior Finance or the Borrower is a Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent.

(b) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or Securitization Subsidiary) by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement or by law or as may be requested by the Administrative Agent, and (iv) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(c) With respect to any new Excluded Subsidiary created or acquired after the Effective Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the

Capital Stock of such new Excluded Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Excluded Subsidiary, as the case may be, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Lien of the Administrative Agent thereon, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Parent or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

6.11. Cash Management. Maintain in effect at all times the cash management systems described in Section 5.1(m) or alternative cash management systems reasonably acceptable to the Administrative Agent.

6.12. Release of Mortgages. Use commercially reasonably efforts to cause the releases of all outstanding mortgages entered into with respect to the real properties referred to on Schedule 4.8(b) to be recorded.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries (and in the case of Section 7.1(c) the Parent) to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Consolidated Total Debt to Annualized Borrower EBITDA Ratio. Permit (x) on any date during the term of this Agreement, the ratio of (i) Consolidated Total Debt on such date to (ii) Annualized Borrower EBITDA for the fiscal quarter of the Borrower most recently ended on or prior to such date to exceed 5.00 to 1.00 or (y) for a period of 30 consecutive days during the term of this Agreement, the ratio of (i) the sum of (A) Consolidated Total Debt and (B) Net Hedge Exposure to (ii) Annualized Borrower EBITDA for the fiscal quarter of the Borrower most recently ended on or prior to the last day of such 30 day period to exceed 5.00 to 1.00.

(b) Annualized Borrower EBITDA to Annualized Cash Interest Expense Ratio. Permit the ratio of (i) Annualized Borrower EBITDA for any fiscal quarter of the Borrower to (ii) Annualized Cash Interest Expense for such fiscal quarter to be less than 2.00 to 1.00.

(c) Consolidated Total Net Debt to Consolidated Adjusted EBITDA Ratio. Permit the ratio of (i) Consolidated Total Net Debt on any date during the term of this Agreement to (ii) (x) Consolidated Adjusted EBITDA for the fiscal quarter of the Parent most recently ended on or prior to such date multiplied by (y) four, to exceed 8.90 to 1.00.

7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document;

(b) Indebtedness of the Borrower or a Wholly Owned Subsidiary Guarantor to any other Loan Party;

(c) Indebtedness of the Borrower or any Subsidiary (including, without limitation, Capital Lease Obligations) secured by Liens permitted by Section 7.3(g) in an aggregate principal amount not to exceed $5,000,000 at any one time outstanding;

(d) Indebtedness outstanding on the Effective Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Wholly Owned Subsidiary Guarantor;

(f) unsecured Indebtedness owing to sellers of Qualified Tower Portfolios and constituting a portion of the consideration for the acquisition of such Qualified Tower Portfolios by the Borrower or a Subsidiary Guarantor, so long as (x) such Indebtedness (excluding any deferred purchase consideration which is contingent) is subordinated to the Obligations on substantially the terms of Schedule 7.2(f), (y) the aggregate principal amount of all Indebtedness under this Section 7.2(f) at any one time outstanding shall not exceed $15,000,000 (including any deferred purchase consideration which is contingent) and (z) the aggregate amount of all deferred purchase consideration which is contingent under this Section 7.2(f) at any one time outstanding shall not exceed $10,000,000;

(g) Indebtedness owed to credit card companies which are used to pay operating expenses associated with Towers and the Services Business and letters of credit to secure such Indebtedness in an aggregate amount not exceeding $500,000 at any one time outstanding;

(h) Indebtedness of any Subsidiary assumed in connection with any acquisition; provided, that such Indebtedness is not incurred and the terms thereof not amended, modified or supplemented (other than to permit such acquisition and except for such amendments, modifications or supplements that are not, when taken as a whole, adverse to the Lenders) in contemplation of such acquisition; provided, further, that both immediately prior and after giving effect to such acquisition, (i) no Event of Default shall have occurred and be continuing and (ii) the ratio of Consolidated Total Debt to Annualized Borrower EBITDA, calculated on a pro forma basis through the Revolving Credit Termination Date giving effect to such acquisition and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such acquisition and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such acquisition, would not exceed 5.00 to 1.00 (both before and after giving effect to such acquisition); and provided, further, that the aggregate outstanding principal amount of such Indebtedness assumed in reliance on this clause (h) shall at no time exceed $50,000,000;

(i) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case incurred in the ordinary course of business in connection with cash management activities; and

(j) other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding;

provided, however, that none of the Subsidiaries owning, leasing, operating or managing Towers may incur any of the Indebtedness permitted under clause (e) above (other than pursuant to reimbursement obligations in respect of payment or performance or removal bond surety arrangements in the ordinary course of business) or clause (f) above (other than pursuant to any deferred purchase consideration in the form of earn-outs which is contingent).

7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits to secure obligations under contracts to purchase towers or other related assets;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the Effective Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) Liens securing Indebtedness of the Borrower or any Subsidiary incurred pursuant to Section 7.2(c) to finance the acquisition of fixed or capital assets, provided that (1) such Liens shall be created substantially simultaneously with the acquisition of such fixed or capital assets, (2) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness and (3) the amount of Indebtedness secured thereby is not increased;

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased (including landlord’s Liens on any property placed on the property subject to such lease);

(j) Liens on cash deposits not exceeding an aggregate amount equal to $500,000 to secure Indebtedness permitted by Section 7.2(g);

(k) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof securing Indebtedness permitted by Section 7.2(h); provided, that such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; provided, further, that such Lien does not extend to or cover any other assets or property of the Borrower or any other Subsidiary;

(l) Liens securing judgments not constituting an Event of Default under Section 8(h);

(m) Liens (i) of a collection bank arising under Section 4-210 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off); and

(n) other Liens securing obligations, including Indebtedness, in an aggregate principal amount not to exceed $1,000,000 at any one time outstanding.

7.4. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation);

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (ii) pursuant to a Disposition permitted by Section 7.5; and

any Subsidiary of the Borrower may be dissolved upon transfer of all of such Subsidiary’s assets to a Subsidiary Guarantor or the Borrower.

7.5. Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) in the ordinary course of business of obsolete or worn out property, or surplus real property not needed in the Borrower’s business;

(b) the sale of inventory in the ordinary course of business (including, without limitation, the leasing of space on Towers) and the sale of accounts receivable in the ordinary course of business which, in the reasonable discretion of the Borrower, should be sold to a collection agency in connection with the compromise or collection thereof not to exceed $1,000,000 in the aggregate for any fiscal year of the Borrower;

(c) Dispositions permitted by Section 7.4(b) and Dispositions of Cash Equivalents;

(d) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor;

(e) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) of other assets having a fair market value not to exceed $1,000,000 in the aggregate for any fiscal year of the Borrower;

(f) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) of Towers in exchange for Towers with Tower Cash Flow at least equal in amount to the Tower Cash Flow of such Disposed Towers;

(g) any Disposition (other than to the Parent, Holdings, SBA Senior Finance or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries)) or Recovery Event, provided, (x) in each case, that the requirements of Section 2.7(a) or 2.7(b), as applicable, are complied with in connection therewith and (y) in the case of any such Disposition, at least 90% of the consideration payable for such Disposition is paid in cash on the date of such Disposition;

(h) Dispositions of (i) Towers that are not Qualified Towers, (ii) work-in-progress related to cancelled sites and (iii) assets related to the Services Business, provided that, in each case, the requirements of Section 2.7(a) are complied with; and

(i) the Disposition of Towers or Tower sites by the Borrower or any of its Subsidiaries to the Borrower or a Subsidiary Guarantor.

7.6. Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except that so long as no Default or Event of Default exists immediately before and after giving effect thereto:

(a) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor;

(b) the Borrower may make Restricted Payments to SBA Senior Finance, which may pay a dividend to Holdings, which may pay a dividend to the Parent, to enable SBA Senior Finance, the Parent or Holdings to pay mandatory cash interest on Indebtedness of SBA Senior Finance, the Parent or Holdings, in accordance with the terms of such Indebtedness;

(c) the Borrower may pay dividends to SBA Senior Finance, (i) to permit SBA Senior Finance to either pay corporate overhead expenses incurred in the ordinary course of business or pay a dividend to Holdings or the Parent to pay such expenses in an aggregate amount not to exceed $8,000,000 in any fiscal year, (ii) in an amount equal to the lesser of (A) the amount of the Parent’s, Holding’s and SBA Senior Finance’s actual cash tax liability and (B) the amount of taxes which are attributable to the Borrower and its Subsidiaries as part of the consolidated group that includes the Parent, Holdings and SBA Senior Finance and (iii) in an aggregate amount not to exceed $1,000,000 to permit the Parent to redeem the Preferred Stock Purchase Rights in accordance with their terms and to make payments in lieu of issuing fractional shares of Capital Stock of the Parent in connection with the exercise of the Preferred Stock Purchase Rights; provided that, in each case, no Default or Event of Default shall have occurred and be continuing on the date of such dividend or after giving effect to such dividend; and

(d) the Borrower may make Restricted Payments to SBA Senior Finance, Holdings or the Parent if at the time of making any such Restricted Payment and after giving effect thereto the ratio of Consolidated Total Debt to Annualized Borrower EBITDA, calculated on a pro forma basis giving effect to such Restricted Payment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Restricted Payment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Restricted Payment, would not exceed 5.00 to 1.00 (both before and after giving effect to such Restricted Payment).

7.7. Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and excluding advances made to employees in the form of federal income tax withholding payments paid by the Borrower or any of its Subsidiaries) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $250,000 at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower or any Person that, prior to such investment or immediately after giving effect thereto, is a Subsidiary Guarantor; and

(f) Other Investments if at the time of making any such Investment and after giving effect thereto the ratio of Consolidated Total Debt to Annualized Borrower EBITDA, calculated on a pro forma basis giving effect to such Investment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Investment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Investment, would not exceed 5.00 to 1.00 (both before and after giving effect to such Investment).

7.8. Limitation on Modifications of Certain Documents. Amend, supplement or otherwise modify (pursuant to a waiver or otherwise) its certificate of incorporation or the CMBS Management Agreement, in any manner reasonably determined by the Administrative Agent to be materially adverse to the Lenders.

7.9. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) unless such transaction is (a) otherwise permitted under this Agreement, (b) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (c) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate.

7.10. Limitation on Sales and Leasebacks. Enter into any arrangement with any Person providing for the leasing by the Borrower or any Subsidiary of real or personal property which has been or is to be sold or transferred by the Borrower or such Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Borrower or such Subsidiary, except (i) to the extent permitted by Section 7.2(c) and (ii) to the extent in respect of no more than ten Towers and the related Tower sites at any one time outstanding and in the case of this clause (ii) which transactions do not require more than nominal lease payments to be made by the Borrower or any of its Subsidiaries.

7.11. Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreements binding on a Person at the time such Person becomes a Subsidiary of the Borrower, so long as such agreements were not entered into or amended, supplemented or otherwise modified (other than to permit such Lien and except for such amendments, modifications or supplements that are not, when taken as a whole, adverse to the Lenders) in contemplation of such Person becoming a Subsidiary of the Borrower.

7.12. Limitation on Restrictions on Subsidiary Distributions. Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary to (a) make Restricted Payments in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, the Borrower or any other Subsidiary, (b) make Investments in the Borrower or any other Subsidiary or (c) transfer any of its assets to the Borrower or any other Subsidiary, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents, (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the Disposition of all or substantially all of the Capital Stock or assets of such Subsidiary or (iii) any restrictions existing under any agreements binding on a Person at the time such Person becomes a Subsidiary of the Borrower, so long as such agreements were not entered into or amended, supplemented or otherwise modified (other than to permit such restriction and except for such amendments, modifications or supplements that are not, when taken as a whole, adverse to the Lenders) in contemplation of such Person becoming a Subsidiary of the Borrower.

7.13. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.14. Limitation on Hedge Agreements. Enter into any Hedge Agreement other than Hedge Agreements entered into in the ordinary course of business, and not for speculative purposes, to protect against changes in interest rates or foreign exchange rates.

7.15. Limitation on Changes in Fiscal Periods. Permit the fiscal year of the Borrower to end on a day other than December 31.

7.16. Restrictions on Activities of the CMBS Manager. Permit the CMBS Manager to take any action not permitted by Section 18 of the CMBS Management Agreement as in existence on the date hereof, notwithstanding that such action may be permitted thereunder with the consent of any other Person.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Term Loan, if any, Revolving Credit Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, if any, Revolving Credit Loan or Reimbursement Obligations, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 4.16, clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 6.7(b)(i), Section 6.11 or Section 7 of this Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) and in each case, such default shall continue unremedied for a period of 30 days; or

(e) The Parent or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any

Additional Securitization Arrangements) shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $1,000,000; or

(f) (i) The Parent or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan, (iii) the failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to any Multiemployer Plan, (iv) any Plan shall fail to satisfy the minimum funding standards (as defined in Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, applicable to it, (v) the determination that any Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (vi) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (vii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (viii) the Borrower or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, or the endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, a Multiemployer Plan or (ix) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (ix) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Required Lenders, reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving for the Parent and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $5,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) The guarantee contained in Section 2 of the Guarantee and Collateral Agreement shall cease, for any reason, to be in full force and effect or any Loan Party or any Affiliate of any Loan Party shall so assert; or

(k) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 20% of the economic or voting interests of outstanding common stock of the Parent; (ii) the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (iii) Holdings shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement)), 100% of each class of outstanding Capital Stock of SBA Senior Finance free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (iv) SBA Senior Finance shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement)), 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement), 100% of each class of outstanding Capital Stock of SBA Network Management, Inc. free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or

(l) Any Person other than the Borrower, a Subsidiary of the Borrower or SBA Network Management, Inc. shall become the CMBS Manager or, if any, the Person acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, in consultation with the Borrower, in cash or Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this

Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates.

9.7. Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of each Loan Party to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8. Agent in Its Individual Capacity. Each Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon fifteen days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is fifteen days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10. Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1 and to release any obligations under any Loan Document of any Person being Disposed of in such Disposition or which has been consented to in accordance with Section 10.1.

9.11. The Syndication Agent; Co-Syndication Agent; Co-Documentation Agents. Neither the Syndication Agent, the Co-Syndication Agent nor the Co-Documentation Agents, in their respective capacities as such, shall have any duties or responsibilities, or shall incur any liability, under this Agreement and the other Loan Documents.

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Term Loan, Revolving Credit Loan or Reimbursement Obligation, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, or subordinate any of the Indebtedness under the Credit Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Section 2.13 without the consent of each Lender directly affected thereby;

(iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document affecting the rights or responsibilities of the Administrative Agent, without the consent of the Administrative Agent;

(v) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(vi) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6, without the consent of all Lenders;

(vii) amend, modify or waive any provision of Section 2.21 without the consent of the Administrative Agent and the Issuing Lender; or

(viii) amend, modify or waive any condition precedent set forth in Section 5.2 and any related definitions (as used therein) without the written consent of the Majority Revolving Facility Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by telecopy), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of telecopy notice, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or on Schedule I to the Lender Addendum to which such Lender is a party or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	SBA Senior Finance II LLC
5900 Broken Sound Parkway NW
Boca Raton, Florida 33487
Attention: Jeffrey A. Stoops
Telecopy: [telecopy]
Telephone: [telephone]

with a copy to:	Attention: Thomas P. Hunt
Telecopy: [telecopy]
Telephone: [telephone]

The Administrative Agent:	Toronto Dominion (Texas) LLC
31 West 52nd Street
New York, NY 10019-6101
Attention: Manager, Agency Services
Telecopy: 416-307-3826

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Administrative Agent, any Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Credit Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent in each applicable jurisdiction and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of counsel (including the allocated fees and disbursements and other charges of in-house counsel) to each Lender and of counsel to the Agents, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents, (d) to pay, indemnify, or reimburse each Lender, the Agents, their respective affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Parent, any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) or any property at any time owned, leased, or in any way used by Parent, any Subsidiary of Parent (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) or any other entity for which Parent or any of its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) is alleged to be responsible, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Indemnitee against any Loan Party hereunder and (e) to pay, indemnify, or reimburse the Administrative Agent and its affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Administrative Agent Indemnitee”) for, and hold each Administrative Agent Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the matters referred to in the payoff letter from the Borrower to Toronto Dominion (Texas) LLC, dated February 11, 2010, and the fees and disbursements and other charges of legal counsel in connection with claims, actions or proceedings by any Administrative Agent Indemnitee against any Loan Party hereunder (all the foregoing in clauses (d) and (e), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Facilities. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) not to assert, and hereby waives and agrees to cause its Subsidiaries (including the CMBS Manager and, if any, the subsidiary acting in a capacity analogous to the CMBS Manager pursuant to any Additional Securitization Arrangements) so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to Pam Kline (Telephone No. (561) 226-9232) (Fax No. (561) 989–2940), at the address of the Borrower set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time and such other interest as if such Participant were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent, the Issuing Lender (other than with respect to assignments of Term Loans, if any) and, other than upon the occurrence and during the continuance of a Default or Event of Default, the Borrower (which, in each case, shall not be unreasonably withheld or delayed), to an additional bank, financial institution or, notwithstanding any provision of Section 2.20 to the contrary, other entity (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent, the Issuing Lender or the Borrower is required pursuant to the foregoing provisions, by such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, Related Fund or any affiliate of a Lender or Related Fund) shall be in an aggregate principal amount of less than $2,000,000 (or, in the case of any Term Loans, $1,000,000) (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent; provided further that, after giving effect to such assignment, the aggregate principal amount of such Assignor’s Revolving Credit Commitment or Revolving Credit Loans or Term Loans shall be at least $2,000,000 (other than in the case of an assignment to a Related Fund or to an affiliate of such Assignor or of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Revolving Credit Commitments and/or Revolving Credit Loans and/or Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.14, 2.15 and 10.5); provided however, if the Borrower or any Affiliate thereof shall be an Assignee, the Loans acquired by such Assignee shall, immediately upon such acquisition and without any further act or deed by such Assignee, the Borrower, the Administrative Agent or any other Person, be deemed cancelled and, with respect to an assignment of Term Loans to such Assignee pursuant to this

Section 10.6(c), the provisions of Section 2.13 shall not apply. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. For the purposes of the minimum Revolving Credit Commitment and Loans to be held by any Assignor after giving effect to any assignment, such amounts shall be aggregated in respect of each Lender and its affiliates or Related Fund, if any.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount of the Revolving Credit Loans and/or Term Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.” The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Agent or (z) in the case of an Assignee which is already a Lender or is an affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower, at its own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or Term Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loan, upon request, a new Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page of this Agreement or of a Lender Addendum by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof. A set of the copies of this Agreement signed by all the parties shall be lodged with the Borrower and the Administrative Agent.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. The Borrower hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the non-exclusive general jurisdiction of the courts of the State of New York, the courts of the United States of America for the Southern District of New York, and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrower, on the other hand, in connection herewith or therewith is solely that of debtor and creditor; and

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Lenders.

10.14. Confidentiality; Public Disclosure. (a) Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (i) to any Agent, any other Lender or any affiliate of any thereof, (ii) to any Participant or Assignee (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (iii) any of its employees, directors, agents, attorneys, accountants and other professional advisors, (iv) any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (v) upon the request or demand of any Governmental Authority having jurisdiction over it, (vi) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vii) in connection with any litigation or similar proceeding, (viii) that has been publicly disclosed other than in breach of this Section, (ix) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (x) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) None of the Loan Parties shall issue any press release or other public disclosure (other than any filing required to be made with the SEC) using the name of any of the Lenders or any affiliate of a Lender in connection with this transaction without both (i) providing any such Lender with at least two (2) Business Days’ prior notice and (ii) obtaining the Lender’s or such Lender’s affiliate’s prior written consent. Nothing in the immediately preceding sentence shall prevent any disclosure of the name of any Lender or of any affiliate of such Lender to the extent (and only to the extent) required by any Requirement of Law, provided that, the person or entity making such disclosure shall nonetheless consult with the affected Lender or the relevant affiliate of such Lender prior to issuing such press release or other public disclosure.

(c) Notwithstanding the foregoing, the Lenders and their Affiliates shall have the right to (i) list and exhibit the Borrower’s name and logo, as provided by the Borrower from time to time, and describe the transaction that is the subject of this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary “tombstone,” on their web site.

10.15. Release of Collateral Security and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or consented to in accordance with Section 10.1, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition are complied with in connection therewith, to the extent necessary to permit consummation of such Disposition or substitutions in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Revolving Credit Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any substantial part of its property, or otherwise, all as though such payment had not been made.

10.16. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17. Delivery of Lender Addenda. Each initial Lender shall become a party to this Agreement by delivering to the Administrative Agent a Lender Addendum duly executed by such Lender.

10.18. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SBA SENIOR FINANCE II LLC

By:	/s/ Thomas P. Hunt
Name: Thomas P. Hunt Title: Senior Vice President and General Counsel

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Ian Murray
Name: Ian Murray Title: Authorized Signatory

SCHEDULE 1.1

PRICING GRID FOR REVOLVING CREDIT LOANS

Applicable Margin

Pricing Ratio	Eurodollar Loans	Base Rate Loans
> 4.5	2.375%	1.375%
≤ 4.5 to > 4.0	2.25%	1.25%
≤ 4.0 to > 3.5	2.125%	1.125%
≤ 3.5 to > 3.0	2.00%	1.00%
≤ 3.0	1.875%	0.875%

Commitment Fee Rate

Pricing Ratio	Commitment Fee Rate
> 3.5	0.50%
≤ 3.5	0.375%

Changes in the Applicable Margin or Commitment Fee Rate resulting from changes in the Pricing Ratio shall become effective on each Adjustment Date, and any such change shall remain in effect until the next Adjustment Date. The “Adjustment Date” in respect of each fiscal period shall be the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the 45th day after the end of each of the first three quarterly periods of each fiscal year or the 90th day after the end of each fiscal year, as the case may be). If any financial statements referred to above are not delivered within the time periods specified above, then, until such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Pricing Ratio pursuant to this definition shall be made with respect to the fiscal quarter of the Borrower ending at the end of the period covered by the relevant financial statements.

SCHEDULE 4.8(b)

MORTGAGE RELEASES

The real properties of each Released 2005 Securitization Subsidiary that were mortgaged in connection with the 2005 and 2006 Securitization Arrangements. Capitalized terms used in this schedule and not defined in the Credit Agreement shall have the meanings set forth below:

“CMBS Series 2005-1”: the Commercial Mortgage Pass-Through Certificates, Series 2005-1, issued in connection with the 2005 Securitization Arrangements.

“2005 Securitization Arrangements”: the collective reference to the transactions and agreements, including the CMBS Management Agreement and the CMBS Loan Agreement, described in the Offering Memorandum dated November 4, 2005 issued by SBA CMBS Trust in respect of the CMBS Series 2005-1, and all transactions related thereto.

“Released 2005 Securitization Subsidiaries”: the collective reference to SBA Towers, Inc., SBA Puerto Rico, Inc., and SBA Towers USVI, Inc.

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SCHEDULE 4.15

SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation	Chief Executive Office and Principal Place of Business	Outstanding Stock
AAT Communications LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers, Inc. is the sole member

Big Bend Acquisition 2009, LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

Big Horn Acquisition 2009, LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

MCF Acquisition 2008 LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

Redbud Acquisition 2009, LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

SBA Infrastructure, LLC	Delaware	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Infrastructure Holdings I, Inc. is the sole member

SBA Infrastructure Holdings I, Inc.	Delaware	5900 Broken Sound Parkway NW Boca Raton, FL 33487	1,000 Common shares (100%) owned by SBA Senior Finance II LLC

SBA Network Services, Inc.	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	1,000 Common shares (100%) owned by SBA Senior Finance II LLC

Subsidiary	Jurisdiction of Incorporation	Chief Executive Office and Principal Place of Business	Outstanding Stock
SBA Puerto Rico II LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Senior Finance II LLC is the sole member

SBA Puerto Rico, Inc.	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	1,000 Common shares (100%) owned by SBA Senior Finance II LLC

SBA Steel LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	AAT Communications LLC is the sole member

SBA Towers II LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers, Inc. is the sole member

SBA Towers USVI, Inc.	U.S. Virgin Islands	5900 Broken Sound Parkway NW Boca Raton, FL 33487	1,000 Common shares (100%) owned by SBA Senior Finance II LLC

SBA Towers, Inc.	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	1,000 Common shares (100%) owned by SBA Senior Finance II LLC

Shared Towers PA, LLC	Pennsylvania	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Infrastructure Holdings I, Inc. is the sole member

TCG Acquisition, LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers, Inc. is the sole member

TCO Land LLC	Delaware	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

TBCom Properties Acquisition 2009, LLC	Florida	5900 Broken Sound Parkway NW Boca Raton, FL 33487	SBA Towers II LLC is the sole member

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SCHEDULE 4.19

UCC FILING JURISDICTIONS

File UCC Financing Statements in the Florida Secured Transaction Registry with respect to the following:

AAT Communications LLC

Big Bend Acquisition 2009, LLC

Big Horn Acquisition 2009, LLC

MCF Acquisition 2008 LLC

Redbud Acquisition 2009, LLC

SBA Communications Corporation

SBA Network Services, Inc.

SBA Puerto Rico, Inc.

SBA Puerto Rico II LLC

SBA Senior Finance, Inc.

SBA Senior Finance II LLC

SBA Steel LLC

SBA Telecommunications, Inc.

SBA Towers, Inc.

SBA Towers II LLC

TCG Acquisition, LLC

TBCom Properties Acquisition 2009, LLC

File UCC Financing Statements with the Delaware Department of State with respect to:

SBA Infrastructure, LLC

SBA Infrastructure Holdings I, Inc.

TCO Land LLC

File UCC Financing Statements with the Pennsylvania Department of State with respect to:

Shared Towers PA, LLC

File UCC Financing Statements with the United States Virgin Islands Office of the Lieutenant Governor, Division of Corporation and Trademarks, UCC Section with respect to:

SBA Towers USVI, Inc.

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SCHEDULE 7.2(d)

EXISTING INDEBTEDNESS

1.	LC # 2116 for $90,000.00; beneficiary: Hanover Insurance; issued on 5-27-08.

2.	LC # H8Q8R1S6G for $10,000.00; beneficiary: Hayley Properties; issued on 10-9-09.

SCHEDULE 7.2(f)

SELLER SUBORDINATION TERMS

The payment of any amounts in respect of this note is and shall be subordinated and junior, in the manner hereinafter set forth, in right of payment to the prior payment in full of all obligations of [Loan Party] with respect to present and future indebtedness, including interest, expenses and indemnities whether before or after the institution by or against [Loan Party] of proceedings under Title 11 of the United States Code, for borrowed money, letters of credit and interest rate protection products from banks, trust companies, finance companies, insurance companies, pension plans, mutual funds, venture capital firms and other private or public institutional lenders (“Senior Indebtedness”). This note is hereby subordinated as a claim against [Loan Party] or any of its assets, whether such claim is in the ordinary course of business or in the event of any dissolution, liquidation, bankruptcy, receivership or reorganization of [Loan Party] (together, a “Reorganization”), to the prior payment in full of the Senior Indebtedness.

Unless and until all Senior Indebtedness has been paid in full, no payment of principal or interest on this note shall be made; provided, however, that [Loan Party] may pay principal of and interest on this note when and as due so long as immediately after giving effect to such payment (a) the holders of Senior Indebtedness or their representative have not furnished the holder of this note with notice of an event of default that would permit holders of Senior Indebtedness to accelerate the maturity thereof and (b) such event of default has not been waived or cured. In the event of any Reorganization, all Senior Indebtedness shall first be paid in full in cash before any payment is made on account of this note, and the holder hereof authorizes the holders of Senior Indebtedness to prove any claim on this note in a Reorganization to such extent, and to take any other action necessary to effectuate the foregoing. If a payment is made to the holder of this note in violation of the foregoing provisions, such payment shall be held by such holder in trust for the benefit of the holders of Senior Indebtedness.

So long as any Senior Indebtedness is outstanding and its maturity has not been accelerated, the holder of this note will not exercise any remedies, including acceleration or commencing or joining in any proceeding seeking to effect a Reorganization; provided, however, that the holder of this note may exercise all such remedies if (i) an event of default in payment of this note has occurred and is continuing and (ii) either (A) the holders of Senior Indebtedness or their representative have not furnished the holder of this note with notice of an event of default that would permit holders of Senior Indebtedness to accelerate the maturity thereof or (B) if such a notice has been furnished, such event of default has not been waived or cured.

The holder of this note covenants to execute and deliver such further instruments and to take such further action as [Loan Party] or any holder of Senior Indebtedness may at any time reasonably request in order to carry out the intent of the subordination provisions of this note. The holder of this note acknowledges and agrees, by acceptance hereof, that the provisions of this paragraph are for the benefit of the holders from time to time of Senior Indebtedness and may be enforced by them against the holder of this note and that the holders of Senior Indebtedness have relied upon and will continue to rely upon the subordination provided for herein. The holder of this note hereby waives notice or proof of reliance hereon.

SCHEDULE 7.3(f)

EXISTING LIENS

UCC Filings

Debtor	Secured Party	Jurisdiction	File Number and Date	Assets Encumbered
SBA Network Services, Inc.	Cummings Properties, LLC	Florida Secured Transaction Registry	200406210428 on 2/23/04	All office and other equipment, furniture, inventory, and other property, whether existing or after acquired, of Debtor located at all premises leased by secured party to Debtor, now or hereafter

SBA Network Services, Inc.	Citicorp Vendor Finance, Inc.	Florida Secured Transaction Registry	200509080977 on 3/01/2005	4 Gestetner GDSM675 Digital Copiers with Finishers; 4 Panasonic DP6020 Digital Copiers with 2 Bin Finishers

SBA Network Services, Inc.	Greater Bay Bank, N.A.	Florida Secured Transaction Registry	200706028749 on 7/13/2007

The equipment described below and all equipment parts, accessories, substitutions, additions, accessions and replacements thereto and thereof, now or hereafter installed in, affixed to, or used in conjunction therewith and the proceeds thereof, together with all installment payments, insurance proceeds, other proceeds and payments due and to become due arising from or relating to said equipment:

1-Centormail 140 with Moistener/Power Sealer, Extended Feeder Deck, Dynamic Scale, Conveyor Stacker and Conveyor Stacker leg Sn# 10625527, 10625717, 106256435

SBA Network Services, Inc.	McGrath RentCorp and TRS-RenTelco	Florida Secured Transaction Registry	200808893082 on 8/05/2008	WIL/S331D 1046736 345065 Sitemaster

SBA Network Services, Inc.	CIT Technology Financing Services, Inc.	Florida Secured Transaction Registry	200809089376 on 9/04/2008	3 Panasonic DP8060 S/N GGG55R00030, JGP50Q00113, 1GP50Q00051; 4 Lanier LD275 S/N L7975800182, L7975800182, L7975800186, 7975900016; 1 Lanier LD255 S/N L7775700058; plus all other types of office equipment and products, computers, security systems and other items of equipment now and hereafter leased to and/or financed for Debtor/Lessee by Secured Party/Lessor, and including all replacements, upgrades and substitutions hereafter occurring to all of the foregoing equipment and all now existing and future attachments, parts, accessories and add-ons for all of the foregoing items and types of equipment, and all proceeds and products thereof.

EXHIBIT B TO

CREDIT AGREEMENT

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 6.2(b) of the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among SBA SENIOR FINANCE II LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and TORONTO DOMINION (TEXAS), LLC, as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The undersigned, solely in the capacity set forth below and without assuming any personal liability, hereby certifies to the Lenders as follows:

1.	I am the duly elected, qualified and acting Chief Financial Officer of the Borrower.

2.	I have reviewed and am familiar with the contents of this Certificate.

3.	I have reviewed the terms of the Credit Agreement and the Loan Documents and have made, or caused to be made under my supervision, a review in reasonable detail of the transactions and condition of the Parent and the Borrower during the accounting periods covered by the financial statements attached hereto as Attachment 1 (the “Financial Statements”). Such review did not disclose the existence during or at the end of the accounting periods covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Certificate, of any condition or event which constitutes a Default or Event of Default.

4.	Attached hereto as Attachment 2 are the computations and other information required by Section 6.2(b) of the Credit Agreement showing compliance with the covenants set forth in Section 7.1, 7.2, 7.5, 7.6 and 7.7 of the Credit Agreement.

IN WITNESS WHEREOF, I execute this Certificate this              day of                     ,         .

SBA SENIOR FINANCE II LLC:

By:
Name:
Title:

[Signature Page to the Compliance Certificate]

Attachment 1

to Exhibit B

[Attach Financial Statements]

Attachment 2

to Exhibit B

The information described herein is as of                     , 200    , and pertains to the period from                     , 20     to                     , 20    .

[Set forth covenant calculations and other information required by Section 6.2(b) of the Credit Agreement]

EXHIBIT C TO

CREDIT AGREEMENT

FORM OF CLOSING CERTIFICATE

Pursuant to Section 5.1(h) of the Credit Agreement, dated as of February 11, 2010 (the “Credit Agreement”; terms defined therein being used herein as therein defined), among SBA SENIOR FINANCE II LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, and others, the undersigned                                  of the entities listed on Schedule 1 hereto (in each instance, a “Company” and collectively, the “Companies”) hereby certifies, as of this              day of                     , 20    , in his capacity as                                  of each Company and not individually, as follows:

1. The representations and warranties of each Company set forth in each of the Loan Documents to which it is a party or which are contained in any certificate furnished by or on behalf of it pursuant to any of the Loan Documents to which it is a party are true and correct in all material respects on and as of the date hereof with the same effect as if made on the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties were true and correct in all material respects as of such earlier date.

2. Thomas P. Hunt is the duly elected and qualified Secretary of each Company, and the signature set forth for such officer on Annex 4 is such officer’s true and genuine signature.

3. On behalf of the Borrower only, no Default or Event of Default has occurred and is continuing as of the date hereof or after giving effect to the Revolving Credit Loans to be made on the date hereof.

4. On behalf of the Borrower only, the conditions precedent set forth in Section 5.1 of the Credit Agreement were satisfied as of the Effective Date.

5. Attached hereto as Annex 5 is a true, correct and complete copy of the CMBS Management Agreement.

The undersigned Secretary of each Company certifies as follows:

1. There are no voluntary, nor to my knowledge involuntary, liquidation or dissolution proceedings pending or threatened against any Company, nor has any other event occurred adversely affecting or threatening the continued corporate existence of any Company.

2. Each Company is a corporation or limited liability company duly incorporated, formed or organized, as applicable, validly existing and in good standing under the laws of the jurisdiction of its organization.

3. Attached hereto as Annex 1 is a true and complete copy of resolutions duly adopted by the Board of Directors or members, as applicable, of each Company on the dates described therein; such resolutions have not in any way been amended, modified, revoked or rescinded, have been in full force and effect since their adoption to and including the date hereof and are now in full force and effect and are the only corporate proceedings of the applicable Company now in force relating to or affecting the matters referred to therein.

4. Attached hereto as Annex 2 is a true and complete copy of the By-Laws or Operating Agreement of each Company as in effect on the date hereof.

5. Attached hereto as Annex 3 is a true and complete copy of the Certificate of Incorporation or Formation or Articles of Organization of each Company as in effect on the date hereof.

6. Attached hereto as Annex 4 is a true and complete list of the persons who are now duly elected and qualified officers of each Company holding the offices indicated next to their respective names, and the signatures appearing opposite certain of their names are the true and genuine signatures of such officers, and each of such officers is duly authorized to execute and deliver on behalf of the applicable Company each of the Loan Documents to which it is a party and any certificate or other document to be delivered by it pursuant to the Loan Documents to which it is a party.

2

IN WITNESS WHEREOF, the undersigned have hereunto set our names as of the date set forth above.

Name:	Name:
Title:	Title:

[Signature Page to the Closing Certificate]

Schedule 1

AAT COMMUNICATIONS LLC

BIG BEND ACQUISITION 2009, LLC

BIG HORN ACQUISITION 2009, LLC

MCF ACQUISITION 2008 LLC

REDBUD ACQUISITION 2009, LLC

SBA COMMUNICATIONS CORPORATION

SBA INFRASTRUCTURE HOLDINGS I, INC.

SBA INFRASTRUCTURE, LLC

SBA NETWORK SERVICES, INC.

SBA PUERTO RICO II LLC

SBA PUERTO RICO, INC.

SBA SENIOR FINANCE II LLC

SBA SENIOR FINANCE, INC.

SBA STEEL LLC

SBA TELECOMMUNICATIONS, INC.

SBA TOWERS II LLC

SBA TOWERS USVI, INC.

SBA TOWERS, INC.

SHARED TOWERS PA, LLC

TBCOM PROPERTIES ACQUISITION 2009, LLC

TCG ACQUISITION, LLC

TCO LAND LLC

ANNEX 1

[Board Resolutions]

ANNEX 2

[By-Laws]

ANNEX 3

[Certificate of Incorporation]

ANNEX 4

Name	Office	Signature

Thomas P. Hunt	Secretary, Senior Vice President and General Counsel

Brendan Cavanagh	Chief Financial Officer

Jeffrey A. Stoops	Chief Executive Officer President

ANNEX 5

[CMBS Management Agreement]

EXHIBIT D TO

CREDIT AGREEMENT

FORM OF

ASSIGNMENT AND ACCEPTANCE

Reference is made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SBA Senior Finance II LLC (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Toronto Dominion (Texas) LLC, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”). Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Assignor identified on Schedule l hereto (the “Assignor”) and the Assignee identified on Schedule l hereto (the “Assignee”) agree as follows:

1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date (as defined below), the interest described in Schedule 1 hereto (the “Assigned Interest”) in and to the Assignor’s rights and obligations under the Credit Agreement with respect to those Term Loans, if any, and Revolving Credit Facilities contained in the Credit Agreement as are set forth on Schedule 1 hereto (individually, an “Assigned Facility”; collectively, the “Assigned Facilities”), in a principal amount for each Assigned Facility as set forth on Schedule 1 hereto.

2. The Assignor (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that the Assignor is the legal and beneficial owner of the Assigned Interest and that it has not created any adverse claim upon the interest being assigned by it hereunder and that such interest is free and clear of any such adverse claim; (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor or the performance or observance by the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto; and (c) attaches any Notes held by it evidencing the Assigned Facilities and (i) requests that the Administrative Agent, upon request by the Assignee, exchange the attached Notes for a new Note or Notes payable to the Assignee and (ii) if the Assignor has retained any interest in the Assigned Facility, requests that the Administrative Agent exchange the attached Notes for a new Note or Notes payable to the Assignor, in each case in amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date).

3. The Assignee (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the financial statements delivered pursuant to Section 4.1 thereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance upon the Assignor, the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15 of the Credit Agreement.

4. The effective date of this Assignment and Acceptance shall be the Effective Date of Assignment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Assignment and Acceptance, it will be delivered to the Administrative Agent for acceptance by it and recording by the Administrative Agent pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee whether such amounts have accrued prior to the Effective Date or accrue subsequent to the Effective Date. The Assignor and the Assignee shall make all appropriate adjustments in payments by the Agent for periods prior to the Effective Date or with respect to the making of this assignment directly between themselves.

6. From and after the Effective Date, (a) the Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder and under the other Loan Documents and shall be bound by the provisions thereof and (b) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.

7. This Assignment and Acceptance shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Assignment and Acceptance

Name of Assignor:

Name of Assignee:

Effective Date of Assignment:

Term Loan Assigned	Principal Amount Assigned

$

Revolving Credit Facility Assigned	Principal Amount Assigned	Revolving Credit Percentage Assigned[1]

	$	__._____%

[signature page follows]

[1]	Calculate the Revolving Credit Percentage that is assigned to at least 15 decimal places and show as a percentage of the aggregate commitments of all Lenders.

[Name of Assignee]	[Name of Assignor]

By:	By:
Name:	Name:
Title:	Title:

Accepted:	Required Consents (if any)[2]:

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent	TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	By:
Name:	Name:
Title:	Title:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH, as Issuing Lender

By:
Name:
Title:

SBA SENIOR FINANCE II LLC, as Borrower

By:
Name:
Title:

[2]	See Section 10.6(c) of the Credit Agreement.

EXHIBIT F TO

CREDIT AGREEMENT

FORM OF NOTE

THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS AND PROVISIONS OF THE CREDIT AGREEMENT REFERRED TO BELOW. TRANSFERS OF THIS NOTE AND THE OBLIGATIONS REPRESENTED HEREBY MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF SUCH CREDIT AGREEMENT.

$________________________	New York, New York

__________ __,.____

FOR VALUE RECEIVED, the undersigned, SBA Senior Finance II LLC, a Florida limited liability company (the “Borrower”), hereby unconditionally promises to pay to                                  (the “Lender”) or its registered assigns at the Payment Office specified in the Credit Agreement (as hereinafter defined) in lawful money of the United States and in immediately available funds, the principal amount of (a)                                  DOLLARS ($                    ), or, if less, (b) the sum of the aggregate unpaid principal amount of (i) all Revolving Credit Loans made by the Lender (or assumed by the Borrower) to the Borrower pursuant to Section 2.1 of the Credit Agreement and (ii) all Term Loans, if any, made by the Lender (or assumed by the Borrower) to the Borrower pursuant to an Incremental Term Loan Amendment (as defined in the Credit Agreement). The Borrower further agrees to pay interest in like money at such Payment Office on the unpaid principal amount hereof from time to time outstanding at the rates and on the dates specified in Section 2.10 of the Credit Agreement or any Incremental Term Loan Amendment, as applicable.

The holder of this Note is authorized to endorse on the schedules annexed hereto and made a part hereof or on a continuation thereof which shall be attached hereto and made a part hereof the date, Type and amount of each Revolving Credit Loan and Term Loan, if any, made pursuant to the Credit Agreement and the date and amount of each payment or prepayment of principal thereof, each continuation thereof, each conversion of all or a portion thereof to another Type and, in the case of Eurodollar Loans, the length of each Interest Period with respect thereto. Each such endorsement shall constitute prima facie evidence of the accuracy of the information endorsed. The failure to make any such endorsement or any error in any such endorsement shall not affect the obligations of the Borrower in respect of any Revolving Credit Loan or Term Loan, if any.

This Note (a) is one of the Notes referred to in the Credit Agreement dated as of February 11, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the several banks and other financial institutions or entities from time to time parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent, (b) is subject to the provisions of the Credit Agreement and (c) is subject to optional and mandatory prepayment in whole or in part as provided in the Credit Agreement. This Note is secured and guaranteed as provided in the Loan Documents. Reference is hereby made to the Loan Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and the guarantees, the terms and conditions upon which the security interests and each guarantee were granted and the rights of the holder of this Note in respect thereof.

Upon the occurrence of any one or more of the Events of Default, all principal and all accrued interest then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable, all as provided in the Credit Agreement.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

NOTWITHSTANDING ANYTHING TO THE CONTRARY CONTAINED HEREIN OR IN THE CREDIT AGREEMENT, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT PURSUANT TO AND IN ACCORDANCE WITH THE REGISTRATION AND OTHER PROVISIONS OF SECTION 10.6 OF THE CREDIT AGREEMENT.

THIS NOTE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

SBA SENIOR FINANCE II LLC

By:
Name:
Title:

Schedule A to Note

LOANS, CONVERSIONS AND REPAYMENTS OF BASE RATE LOANS

Date	Amount of Base Rate Loans	Amount Converted to Base Rate Loans	Amount of Principal Base Rate Loans Repaid	Amount of Base Rate Loans Converted to Eurodollar Loans	Unpaid Principal Balance of Base Rate Loans	Notation Made By

Schedule B to Note

LOANS, CONTINUATIONS, CONVERSIONS AND REPAYMENTS OF EURODOLLAR LOANS

Date	Amount of Eurodollar Loans	Amount Converted to Eurodollar Loans	Interest Period and Eurodollar Rate with Respect Thereto	Amount of Principal of Eurodollar Loans Repaid	Unpaid Principal Balance of Eurodollar Loans	Notation Made By

EXHIBIT G TO

CREDIT AGREEMENT

FORM OF EXEMPTION CERTIFICATE

Reference is made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”) among SBA SENIOR FINANCE LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”) and TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, and others. Capitalized terms used herein that are not defined herein shall have the meanings ascribed to them in the Credit Agreement.                                          (the “Non-U.S. Lender”) is providing this certificate pursuant to Section 2.15(d) of the Credit Agreement. The Non-U.S. Lender hereby represents and warrants that:

1. The Non-U.S. Lender is the sole record and beneficial owner of the Revolving Credit Loans, the Term Loans, if any, or the obligations evidenced by Note(s) in respect of which it is providing this certificate.

2. The Non-U.S. Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”). In this regard, the Non-U.S. Lender further represents and warrants that:

(a) the Non-U.S. Lender is not subject to regulatory or other legal requirements as a bank in any jurisdiction; and

(b) the Non-U.S. Lender has not been treated as a bank for purposes of any tax, securities law or other filing or submission made to any Governmental Authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements;

3. The Non-U.S. Lender is not a ten-percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code; and

4. The Non-U.S. Lender is not a controlled foreign corporation receiving interest from a related person within the meaning of Section 881(c)(3)(C) of the Code.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate.

[NAME OF NON-U.S. LENDER]

By:
Name:
Title:

Date:

EXHIBIT H TO

CREDIT AGREEMENT

FORM OF

LENDER ADDENDUM

Reference is made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SBA Senior Finance II LLC, the Lenders parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent, and others. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

Upon execution and delivery of this Lender Addendum by the parties hereto as provided in Section 10.17 of the Credit Agreement, the undersigned hereby becomes a Lender thereunder having the Revolving Credit Commitments set forth in Schedule 1 hereto, effective as of the Effective Date.

THIS LENDER ADDENDUM SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

This Lender Addendum may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Lender Addendum to be duly executed and delivered by their proper and duly authorized officers as of this      day of             , 20    .

Name of Lender

By:
Name:
Title:

Schedule 1

REVOLVING CREDIT COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:

2.	Revolving Credit Commitment:

EXHIBIT I TO

THE CREDIT AGREEMENT

FORM OF

LETTER OF CREDIT REQUEST

To:	The Toronto-Dominion Bank, New York Branch
[ ]
[ ]
[Date]
Copy to:	Toronto Dominion (Texas) LLC, as Administrative Agent 31 West 52nd Street New York, NY 10019-6101 Attention: Manager, Agency Services Fax: 416-307-3826

Ladies and Gentlemen:

This notice shall constitute an Application for a Letter of Credit pursuant to Section 3.2 of the Credit Agreement dated as of February 11, 2010 (as amended, modified or supplemented from time to time, the “Credit Agreement”) among SBA Senior Finance II LLC, the banks and other financial institutions from time to time party thereto and Toronto Dominion (Texas) LLC, as Administrative Agent. Capitalized terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein.

The undersigned hereby requests that the Issuing Lender issue a [standby] [trade] Letter of Credit on [            1            ] in the aggregate amount of [            2            ].

The beneficiary of the requested [standby] [trade] Letter of Credit will be [            3            ], and such [standby] [trade] Letter of Credit will be in support of [            4            ]and will have a stated termination date of [            5            ].

We certify that the following statements are true and correct on the date hereof, and will be true and correct on the date of the date of issuance:

(1) Each of the representations and warranties made in or pursuant to the Credit Agreement is true and correct in all material respects on and as of the date hereof as if made on and as of the date hereof, except for representations and warranties expressly stated to relate to a specific earlier date, in which case such representations and warranties are true and correct in all material respects as of such earlier date.

(2) No Default or Event of Default has occurred and is continuing on the date hereof, or immediately after giving effect to the issuance of the Letter of Credit as requested hereby.

(3) No event or circumstance having a Material Adverse Effect has occurred since the Effective Date (except as is no longer continuing).

(4) As of the date of issuance, after giving effect to the issuance of such Letter of Credit requested hereby, the L/C Obligations shall not exceed the limits as specified in Section 3.1 of the Credit Agreement.

The Borrower agrees that, if prior to the date of issuance any of the foregoing certifications shall cease to be true and correct, the Borrower shall forthwith notify the Administrative Agent and the Issuing Lender thereof in writing (any such notice, a
“Non-Compliance Notice”). Except to the extent, if any, that prior to the date of issuance the Borrower shall deliver a
Non-Compliance Notice to the Administrative Agent and the Issuing Lender, each of the foregoing certifications shall be deemed to be made additionally on the date of issuance as if made on such date.

Copies of all required documentation with respect to the supported transaction are attached hereto.

1.	Insert proposed date of issuance, which must be a Business Day at least three Business Days after the date of the Application.

2.	Insert initial amount and currency of the Letter of Credit.

3.	Insert full name and address of the Beneficiary.

4.	Insert brief description of obligation to be supported by the Letter of Credit.

5.	Insert date which cannot be later than the earlier of (x) the first anniversary of the date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date.

EXHIBIT J TO

CREDIT AGREEMENT

FORM OF BORROWING NOTICE

To:	Toronto Dominion (Texas) LLC,
as Administrative Agent
31 West 52nd Street
New York, NY 10019-6101
Attention: Manager, Agency Services
Telecopy: 416-307-3826

Reference is hereby made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among SBA Senior Finance II LLC, the Lenders parties thereto and Toronto Dominion (Texas) LLC, as Administrative Agent, and others. Terms defined in the Credit Agreement and not otherwise defined herein are used herein with the meanings so defined.

The Borrower hereby gives notice to the Administrative Agent that Revolving Credit Loans under the Revolving Credit Facility, and of the type and amount, set forth below are requested to be made on the date indicated below:

REVOLVING CREDIT LOANS (the “Requested Borrowing”)

Type of Revolving Credit Loans	Interest Period	Aggregate Amount	Date of Revolving Credit Loans
Base Rate Loans	N/A

Eurodollar Loans*

*	If more than one Interest Period is requested, the Borrower shall list duration of each requested Interest Period and amount of requested Revolving Credit Loans allocated to each Interest Period.

The Borrower hereby requests that the proceeds of Revolving Credit Loans described in this Borrowing Notice be made available to it pursuant to the most recent “standing instructions” delivered to the Administrative Agent by the Borrower.

The Borrower hereby certifies that all conditions contained in the Credit Agreement to the making of any Revolving Credit Loan requested have been met or satisfied in full.

SBA SENIOR FINANCE II LLC

By:
Title:

DATE:

EXHIBIT K TO

CREDIT AGREEMENT

FORM OF

NEW LENDER SUPPLEMENT

Reference is made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among SBA Senior Finance II LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Toronto Dominion (Texas) LLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The New Revolving Lender identified on Schedule l hereto (the “New Lender”), the Administrative Agent and the Borrower agree as follows:

1. The New Lender hereby irrevocably makes a Revolving Credit Commitment to the Borrower in the amount set forth on Schedule 1 hereto (the “New Revolving Credit Commitment”) pursuant to Section 2.19(b) of the Credit Agreement. From and after the Effective Date (as defined below), the New Lender will be a Lender under the Credit Agreement with respect to the New Revolving Credit Commitment.

2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor or the performance or observance by the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The New Lender (a) represents and warrants that it is legally authorized to enter into this New Lender Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this New Lender Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto; (d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the

Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15 of the Credit Agreement.

4. The effective date of this New Lender Supplement shall be the Effective Date of the New Revolving Credit Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this New Lender Supplement by each of the New Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the New Revolving Credit Commitment (including payments of principal, interest, fees and other amounts) to the New Lender for amounts which have accrued on and subsequent to the Effective Date.

6. From and after the Effective Date, the New Lender shall be a party to the Credit Agreement and, to the extent provided in this New Lender Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.

7. This New Lender Supplement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this New Lender Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to New Lender Supplement

Name of New Lender:

Effective Date of New Revolving Credit Commitment:

Principal Amount of New Revolving Credit Commitment: $

[NAME OF NEW LENDER]	SBA SENIOR FINANCE II LLC

By:	By:
Name:	Name:
Title:	Title:

Accepted:

TORONTO DOMINION (TEXAS) LLC,

as Administrative Agent

By:
Name:
Title:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Issuing Lender

By:
Name:
Title:

EXHIBIT L TO

CREDIT AGREEMENT

FORM OF

REVOLVING CREDIT COMMITMENT INCREASE SUPPLEMENT

Reference is made to the Credit Agreement, dated as of February 11, 2010 (as amended, supplemented or modified from time to time, the “Credit Agreement”), among SBA Senior Finance II LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties thereto (the “Lenders”) and Toronto Dominion (Texas) LLC, as Administrative Agent. Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

The Increasing Lender identified on Schedule l hereto (the “Increasing Lender”), the Administrative Agent and the Borrower agree as follows:

1. The Increasing Lender hereby irrevocably increases its Revolving Credit Commitment(s) to the Borrower by the amount set forth on Schedule 1 hereto (the “Increased Revolving Credit Commitment”) pursuant to Section 2.19(c) of the Credit Agreement. From and after the Effective Date (as defined below), the Increasing Lender will be a Lender under the Credit Agreement with respect to the Increased Revolving Credit Commitment as well as its existing Revolving Credit Commitment(s) under the Credit Agreement.

2. The Administrative Agent (a) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or with respect to the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (b) makes no representation or warranty and assumes no responsibility with respect to the financial condition of the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor or the performance or observance by the Parent, Holdings, SBA Senior Finance or the Borrower, any of their respective Subsidiaries or Affiliates or any other obligor of any of their respective obligations under the Credit Agreement or any other Loan Document or any other instrument or document furnished pursuant hereto or thereto.

3. The Increasing Lender (a) represents and warrants that it is legally authorized to enter into this Revolving Credit Commitment Increase Supplement; (b) confirms that it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 4.1 of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Revolving Credit Commitment Increase Supplement; (c) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto;

(d) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to the Administrative Agent by the terms thereof, together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations which by the terms of the Credit Agreement are required to be performed by it as a Lender, including, if it is organized under the laws of a jurisdiction outside the United States, its obligation pursuant to Section 2.15 of the Credit Agreement.

4. The effective date of this Revolving Credit Commitment Increase Supplement shall be the Effective Date of the Increased Revolving Credit Commitment described in Schedule 1 hereto (the “Effective Date”). Following the execution of this Revolving Credit Commitment Increase Supplement by each of the Increasing Lender and the Borrower, it will be delivered to the Administrative Agent for acceptance and recording by it pursuant to the Credit Agreement, effective as of the Effective Date (which shall not, unless otherwise agreed to by the Administrative Agent, be earlier than five Business Days after the date of such acceptance and recording by the Administrative Agent).

5. Upon such acceptance and recording, from and after the Effective Date, the Administrative Agent shall make all payments in respect of the Increased Revolving Credit Commitment (including payments of principal, interest, fees and other amounts) to the Increasing Lender for amounts which have accrued on and subsequent to the Effective Date.

6. From and after the Effective Date, the Increasing Lender shall be a party to the Credit Agreement and, to the extent provided in this Revolving Credit Commitment Increase Supplement, have the rights and obligations of a Lender thereunder and shall be bound by the provisions thereof.

7. This Revolving Credit Commitment Increase Supplement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Revolving Credit Commitment Increase Supplement to be executed as of the date first above written by their respective duly authorized officers on Schedule 1 hereto.

Schedule 1

to Revolving Credit Commitment Increase Supplement

Name of Increasing Lender:

Effective Date of Increased Revolving Credit Commitment:

Principal Amount of Increased Revolving Credit Commitment:	Total Amount of Revolving Credit Commitment(s) of Increasing Lender (including Increased Revolving Credit Commitment):
$	$

[NAME OF INCREASING LENDER]	SBA SENIOR FINANCE II LLC

By:	By:
Name:	Name:
Title:	Title:

Accepted:

TORONTO DOMINION (TEXAS) LLC,

as Administrative Agent

By:
Name:
Title:

THE TORONTO-DOMINION BANK, NEW YORK BRANCH,

as Issuing Lender

By:
Name:
Title: